Exhibit 99.2

PART I

Item 1. Financial Statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Financial Condition

(Dollars in thousands, except per share amounts)

	September 30, 2018	December 31, 2017
	(unaudited)	(1)
Assets
Cash and amounts due from depository institutions	$16,273	$17,438
Interest-bearing deposits in other financial institutions	186,524	211,142
Federal funds sold	5,130	2,297

Cash and cash equivalents	207,927	230,877

Equity securities	1,515	1,515
Debt securities available-for-sale	772,369	872,455
Debt securities held-to-maturity (fair value of $13,035 and $33,351, respectively)	13,000	32,852
Loans	3,637,334	3,532,193
Allowance for loan and lease losses	(34,789)	(28,750)

Loans, net	3,602,545	3,503,443

Loans held-for-sale (includes loans at fair value of $13,294 and $25,791, respectively)	30,676	36,211
Other real estate owned	5,442	895
Premises and equipment, net	56,007	51,794
Goodwill	84,564	84,564
Other intangibles, net	9,074	11,034
SBA servicing rights	3,842	4,069
Bank-owned life insurance	68,772	67,313
Other assets	68,344	61,560

Total assets	$4,924,077	$4,958,582

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$1,151,511	$1,191,106
Interest-bearing deposits	3,035,403	3,052,029

Total deposits	4,186,914	4,243,135

Federal funds purchased and securities sold under agreements to repurchase	33,621	25,209
Notes payable	—	398
Other liabilities	39,365	48,289

Total liabilities	4,259,900	4,317,031

Shareholders’ equity:
Preferred stock, $1 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 38,800,431 and 38,992,163 shares issued and outstanding, respectively	388	390
Additional paid-in capital	419,027	413,583
Retained earnings	257,103	230,145
Accumulated other comprehensive loss, net of tax	(12,341)	(2,567)

Total shareholders’ equity	664,177	641,551

Total liabilities and shareholders’ equity	$4,924,077	$4,958,582

(1)	Derived from audited financial statements

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Interest income:
Loans	$51,553	$35,400	$150,413	$104,332
Loan accretion	8,154	6,520	20,695	23,425
Investment securities	5,831	5,564	18,092	16,587
Deposits with other financial institutions	1,086	218	1,673	402

Total interest income	66,624	47,702	190,873	144,746

Interest expense:
Deposits	8,031	3,260	20,797	9,491
FHLB borrowings	—	94	463	435
Notes payable	—	9	24	29
Federal funds purchased and repurchase agreements	8	7	18	23

Total interest expense	8,039	3,370	21,302	9,978

Net interest income	58,585	44,332	169,571	134,768
Provision for loan and lease losses	2,209	415	7,810	3,262

Net interest income after provision for loan and lease losses	56,376	43,917	161,761	131,506

Noninterest income:
Service charges on deposits	1,572	1,575	4,659	4,513
Mortgage banking income	1,818	2,793	7,868	8,783
SBA income	1,401	1,464	3,845	4,625
Payroll and insurance income	1,667	1,487	5,035	4,400
ATM income	909	826	2,698	2,522
Bank-owned life insurance income	541	526	1,459	1,475
Gain on sale of investment securities	181	3	431	28
Other	1,649	1,008	5,121	3,271

Total noninterest income	9,738	9,682	31,116	29,617

Noninterest expense:
Salaries and employee benefits	23,166	20,701	73,487	63,267
Occupancy and equipment	3,240	3,187	10,157	9,796
Data processing	2,808	2,587	8,400	7,608
Legal and professional fees	1,187	700	2,893	3,403
Merger-related expenses	10,967	135	14,832	2,742
Marketing	744	342	2,109	1,409
Federal deposit insurance premiums and other regulatory fees	528	407	1,617	1,202
Loan collection costs and OREO activity	(204)	181	(154)	(1,074)
Amortization of intangibles	655	701	1,960	2,094
Other	3,227	2,630	10,268	7,686

Total noninterest expense	46,318	31,571	125,569	98,133

Income before income taxes	19,796	22,028	67,308	62,990
Income tax expense	1,841	7,592	13,221	21,793

Net income	$17,955	$14,436	$54,087	$41,197

Basic earnings per share	$.46	$.37	$1.38	$1.06

Diluted earnings per share	$.46	$.37	$1.38	$1.06

Cash dividends declared per common share	$.20	$.14	$.60	$.42

Weighted Average Shares Outstanding:
Basic	38,193,099	37,918,753	38,088,378	37,894,385
Diluted	38,211,476	37,963,141	38,110,938	37,943,971

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Net income	$17,955	$14,436	$54,087	$41,197

Other comprehensive income (loss), net of tax:
Net change in unrealized (losses) gains	(3,232)	1,604	(12,296)	2,198
Amortization of net unrealized losses (gains) on securities transferred to held-to-maturity	7	(4)	30	40
Transfer of unrealized gain from held-to-maturity to available-for-sale	—	—	(51)	—
Amounts reclassified for (gains) losses realized and included in earnings	(181)	376	(340)	1,185

Other comprehensive (loss) income, before income taxes	(3,406)	1,976	(12,657)	3,423
Income tax expense	(863)	760	(2,860)	1,309

Other comprehensive (loss) income, net of income taxes	(2,543)	1,216	(9,797)	2,114

Comprehensive income	$15,412	$15,652	$44,290	$43,311

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(Dollars in thousands)

	Warrants	Common		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
		Shares	Stock
Balance, December 31, 2016	133,912	38,845,573	$388	$409,736	$205,966	$(2,457)	$613,633
Exercise of stock warrants	(46,008)	31,939	1	—	—	—	1
Share-based compensation	—	—	—	2,826	—	—	2,826
Restricted stock activity	—	96,939	1	(649)	(449)	—	(1,097)
Stock option activity	—	4,085	—	200	(265)	—	(65)
Issuance of common stock	—	12,486	—	335	—	—	335
Other comprehensive income	—	—	—	—	—	2,114	2,114
Common stock dividends, $.42 per share	—	—	—	—	(16,354)	—	(16,354)
Net income	—	—	—	—	41,197	—	41,197

Balance, September 30, 2017	87,904	38,991,022	$390	$412,448	$230,095	$(343)	$642,590

Balance, December 31, 2017	82,904	38,992,163	$390	$413,583	$230,145	$(2,567)	$641,551
Exercise of stock warrants	(59,334)	40,903	—	5	—	—	5
Share-based compensation	—	—	—	12,188	—	—	12,188
Restricted stock activity	—	(232,635)	(2)	(6,749)	(3,657)	—	(10,408)
Adoption of ASU 2016-01	—	—	—	—	(23)	23	—
Other comprehensive (loss)	—	—	—	—	—	(9,797)	(9,797)
Common stock dividends, $.60 per share	—	—	—	—	(23,449)	—	(23,449)
Net income	—	—	—	—	54,087	—	54,087

Balance, September 30, 2018	23,570	38,800,431	$388	$419,027	$257,103	$(12,341)	$664,177

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 30
	2018	2017
Cash Flows from Operating Activities
Net income	$54,087	$41,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	6,969	8,668
Provision for loan and lease losses	7,810	3,262
Accretion on acquisitions, net	(20,695)	(23,425)
Gains on sales of other real estate owned	(918)	(1,780)
Writedowns of other real estate owned	128	130
Proceeds from sales of mortgage loans held-for-sale	352,931	370,290
Proceeds from sales of SBA loans held-for-sale	36,804	38,722
Originations of mortgage loans held-for-sale	(335,544)	(358,514)
Originations of SBA loans held-for-sale	(40,538)	(32,679)
Mortgage banking activities	(7,868)	(8,783)
Gains on sales of SBA loans	(3,228)	(3,642)
Net gains on sales of available-for-sale securities	(431)	(28)
Share-based compensation expense	12,188	2,826
Changes in fair value of SBA servicing rights	965	377
Changes in other assets and other liabilities, net	(9,807)	1,550

Net cash provided by operating activities	52,853	38,171

Cash flows from Investing Activities
Purchase of investment securities available-for-sale	(57,201)	(216,960)
Proceeds from sales and calls of investment securities available-for-sale	14,987	71,588
Proceeds from maturities and paydowns of investment securities available-for-sale	137,444	147,429
Proceeds from maturities and paydowns of investment securities held-to-maturity	9,779	14,301
Purchase of investment securities held-to-maturity	—	(5,000)
Loan originations, repayments and resolutions, net	(92,716)	(20,595)
Net purchases of premises and equipment	(7,338)	(1,590)
Proceeds from sales of other real estate owned	2,742	11,926
Net cash received in excess of assets and liabilities acquired in purchase business combinations	—	57,255

Net cash provided by investing activities	7,697	58,354

Cash Flows from Financing Activities
Net (decrease) increase in noninterest-bearing customer deposits	(39,595)	92,626
Net (decrease) increase in interest-bearing customer deposits	(16,626)	11,693
Repayment of other borrowed funds	(398)	—
Proceeds from FHLB advances	694,500	880,000
Repayments of FHLB advances	(694,500)	(927,014)
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	8,412	(2,174)
Payment of contingent consideration	(1,441)	(1,495)
Exercise of stock warrants	5	1
Restricted stock activity	(10,408)	(1,097)
Stock option activity	—	(65)
Dividends paid to shareholders	(23,449)	(16,354)

Net cash (used in) provided by financing activities	(83,500)	36,121

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 30
	2018	2017
Net (decrease) increase in cash and cash equivalents	(22,950)	132,646
Cash and cash equivalents, beginning	230,877	149,593

Cash and cash equivalents, ending	$207,927	$282,239

Supplemental Disclosure of Noncash Investing and Financing Activities
Unrealized (losses) gains on securities and cash flow hedges, net of tax	$(9,797)	$2,114
Transfer of debt securities held-to-maturity to available-for-sale	10,066	—
Transfers of loans to other real estate owned	6,499	1,340
Acquisitions:
Assets acquired	$—	$909,117
Liabilities assumed	—	713,663
Net assets	—	195,454
Goodwill and fair value adjustments	—	7,480

See accompanying notes to consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

Overview

State Bank Financial Corporation (the “Company” or “we”) is a bank holding company whose business is primarily conducted through its wholly-owned banking subsidiary, State Bank and Trust Company (the “Bank” or “State Bank”). We operate a full service banking business and offer a broad range of commercial and retail banking products to our customers throughout seven of Georgia’s eight largest metropolitan statistical areas, or MSAs.

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. The interim consolidated financial statements included herein are unaudited, but reflect all adjustments, consisting of normal and recurring items, which, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and results of operations for the interim period presented. All significant intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the period ended September 30, 2018 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto and the report of our independent registered public accounting firm included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Certain amounts have been reclassified to conform to the current period presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.

Proposed Merger with Cadence Bancorporation

On May 11, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cadence Bancorporation, a Delaware corporation (“Cadence”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into Cadence, with Cadence continuing as the surviving corporation. Immediately following the completion of the merger, the Bank will merge with and into Cadence’s wholly-owned bank subsidiary, Cadence Bank, N.A. (“Cadence Bank”), with Cadence Bank continuing as the surviving bank. Subject to the terms and conditions of the Merger Agreement, if the merger is completed, Company shareholders will receive 1.160 shares of Cadence Class A common stock, par value $0.01 per share, for each share of Company common stock, par value $0.01 per share, they hold immediately prior to the merger, plus cash in lieu of fractional shares.

The transaction is expected to close in the fourth quarter of 2018, subject to receipt of certain regulatory approvals in addition to satisfaction of certain other closing conditions.

NOTE 2: ADOPTION OF NEW ACCOUNTING STANDARDS AND RECENT ACCOUNTING PRONOUNCEMENTS

Adoption of New Accounting Standards

ASU 2018-05 — In March 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. The purpose of this ASU is to codify the SEC’s guidance issued in Staff Accounting Bulletin 118. The amendments in this update were effective upon issuance. The adoption did not have a material impact on our consolidated financial statements.

ASU 2018-04 — In March 2018, FASB issued ASU 2018-04, Investment - Debt Securities (Topic 320) and Regulated Operations (Topic 980): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 117 and SEC Release No. 33-9273. The purpose of this ASU is to codify the SEC’s guidance issued in Staff Accounting Bulletin 117. The amendments in this update were effective upon issuance. The adoption did not have a material impact on our consolidated financial statements.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU 2017-12 — On August 28, 2017, FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The purpose of this ASU is to better align a company’s risk management activities and financial reporting for hedging relationships with the economic objectives of those activities, simplify the hedge accounting requirements, and improve the disclosures of hedging arrangements. The ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period. ASU 2017-12 requires a modified retrospective transition method in which the Company will recognize the cumulative effect of the change on the opening balance of each affected component of equity in the statement of financial position as of the date of adoption. The Company adopted the amendments in this ASU effective January 1, 2018. The adoption changed the location of changes in fair value of the hedging instrument and hedged item to interest income for periods subsequent to adoption and enhanced disclosures of derivatives and hedging activities. The Company did not elect to modify the measurement methodology for any fair value hedges existing as of the adoption date and there was no cumulative effect adjustment required upon adoption. See Note 8 for enhanced disclosures.

ASU 2017-09 — On May 10, 2017, FASB issued ASU 2017-09, Scope of Modification Accounting. This Update amends the scope of modification accounting for share-based payment arrangements. It provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718, Compensation—Stock Compensation. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions and classification of the awards are the same immediately before and after the modification. The ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. The Company adopted the amendments in this ASU effective January 1, 2018. The adoption did not have a material impact on our consolidated financial statements.

ASU 2018-03 — In February 2018, FASB issued ASU 2018-03, Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10). This Update clarifies certain aspects of the guidance issued in ASU 2016-01 including (i) that an entity measuring an equity security using the measurement alternative may make an irrevocable election to change its measurement approach to a fair value method under Topic 820 for that security and any identical or similar investments of the same issuer, (ii) that fair value adjustments under the measurement alternative should be as of the date the observable transaction for a similar security occurred, (iii) requiring the remeasurement of the entire value of forward contracts and purchased options when observable transactions occur on the underlying equity securities, (iv) that financial liabilities for which the fair value option is elected should follow the guidance in paragraph 825-10-45-5, (v) that changes in the fair value of financial liabilities for which the fair value option is elected relating to the instrument-specific credit risk should first be measured in the currency of denomination and then both components of the change in fair value should be remeasured into the reporting entity’s functional currency using end-of-period spot rates, and (vi) that the prospective transition approach should only be applied for instances in which the measurement alternative is applied. The guidance was effective for interim periods beginning after June 15, 2018 and may be early adopted provided ASU 2016-01 was adopted. The Company adopted the amendments in this ASU effective January 1, 2018. The adoption did not have a material impact on our consolidated financial statements.

ASU 2016-01 — In January 2016, FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this ASU (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet, (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements and (vii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company adopted the amendments in this ASU effective January 1, 2018. The adoption of 2016-01 resulted in a reclassification of unrealized loss of $23,000 from accumulated other comprehensive loss to retained earnings.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU 2014-09, Revenue from Contracts with Customers (Topic 606), ASU 2015-14 Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, ASU 2016-08 Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, ASU 2016-11 Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, ASU 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, ASU 2016-20 Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, and ASU 2017-05 Other Income - Gains and losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20) - Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets — In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The new guidance, which does not apply to financial instruments, provides that revenue should be recognized for the transfer of goods or services to customers in an amount equal to the consideration the entity receives or expects to receive in exchange for those goods or services. The guidance also includes expanded disclosure requirements that provide comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company adopted the amendments in this ASU effective January 1, 2018 using the modified retrospective method. Since there was no change to net income impact upon adoption of the new guidance, a cumulative effect adjustment to opening retained earnings was not necessary. See below for additional information related to revenue generated from contracts with customers.

Revenue Recognition

On January 1, 2018 the Company adopted ASC Topic 606, using the modified retrospective method. Disclosures of revenue from contracts with customers for periods beginning after January 1, 2018 are presented under ASC Topic 606 and have not materially changed from the prior year amounts. Consistent with this guidance, noninterest income within the scope of this guidance is recognized as services are transferred to our customers in an amount that reflects the considerations we expect to be entitled to in exchange for those services. The Company’s revenue streams that were in scope include service charges on deposits, payroll and insurance income, ATM income and other noninterest income.

Services Charges on Deposits - Service charges on deposits primarily consist of monthly maintenance charges, correspondent bank service charges, analysis charges and NSF charges. The fee for NSF charges and certain service charges are fixed and the performance obligation is typically satisfied at the time of the related transaction. The consideration for analysis charges and monthly maintenance charges are variable as the fee can be reduced if the customer meets certain qualifying metrics. The Company’s performance obligations are satisfied either at the time of the transaction or over the course of a month.

Payroll and insurance income - Payroll and insurance income consists principally of payroll processing fees, property and casualty brokerage and employee benefits brokerage. Payroll processing fees are charged as the services are provided and the Company satisfied its performance obligation simultaneously. Property and casualty includes the brokerage of both personal and commercial coverages. The placement of the policy is completion of the Company’s performance obligation and revenue is recognized at that time. The Company’s commission is a percentage of the premium. Employee benefits brokerage consists of assisting companies in designing and managing comprehensive employee benefit programs. The services provided by the Company are collectively benefit management services which are considered a bundle of services that are highly interrelated. Each of the underlying services are activities to fulfill the benefit management service and are not distinct and separate performance obligations. Revenue is recognized over the contract term as services are rendered on a monthly basis. Customer payments are usually received on a monthly basis.

ATM Income - ATM income represents revenues earned from interchange fees and merchant processing fees. Interchange revenues are earned on debit card transactions conducted with payment networks. ATM fees primarily consist of surcharges assessed to our customers for using a non-Bank ATM or a non-Bank customer using our ATM. Such fees generally are recognized concurrently with the delivery of services on a daily basis.

Other - Other noninterest income primarily consists of certain transaction based fees where the performance obligation is satisfied simultaneously with the revenue recognition.

Contract Costs - Costs associated with revenue from contracts with customers related primarily to contracts that have a period of one year or less. The Company has elected to expense the associated costs as incurred.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Balances - The Company records contract assets when revenue is recognized prior to receipt of consideration from the customer. The Company does not have material contract assets at period-end. The Company records contract liabilities when the consideration is received or due in advance of providing services to customers. The Company typically receives payments for its services during the period or at the time services are provided and does not have material contract liabilities at period-end.

Recent Accounting Pronouncements

ASU 2018-16 — In October 2018, FASB issued ASU 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. This ASU permits the use of the OIS rate based on SOFR as a benchmark interest rate for hedge accounting purposes. The ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period. The guidance is not expected to have a significant impact on the Company’s financial position, results of operations or disclosures.

ASU 2018-13 — In August 2018, FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This Update is part of the FASB’s ongoing disclosure framework project and modifies disclosure requirements of fair value measurements. The guidance removed the requirement to disclose (i) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) the policy for timing of transfers between levels and (iii) the valuation processes for Level 3 fair value measurements. The guidance also added required disclosures of the change in unrealized gains and losses for recurring Level 3 fair value measurements and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2019. Early adoption is permitted, including adoption in any interim period. The guidance is not expected to have a significant impact on the Company’s financial position, results of operations or disclosures.

ASU 2017-08 — In March 2017, FASB issued ASU No. 2017-08, Receivables - Nonrefundable Fees and Other Costs (Topic 310-20): Premium Amortization on Purchased Callable Debt Securities. The ASU shortens the amortization period for certain callable debt securities held at a premium. The premium on individual callable debt securities shall be amortized to the earliest call date. This guidance does not apply to securities for which prepayments are estimated on a large number of similar loans where prepayments are probable and reasonably estimable. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. This update should be adopted on a modified retrospective basis with a cumulative-effect adjustment to retained earnings on the date of adoption. The guidance is not expected to have a significant impact on the Company’s financial position, results of operations or disclosures.

ASU 2017-04 — In January 2017, FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies the subsequent measurement of goodwill and eliminates Step 2 from the goodwill impairment test. The Company should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The impairment charge is limited to the amount of goodwill allocated to that reporting unit. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The guidance is not expected to have a significant impact on the Company’s financial position, results of operations or disclosures.

ASU 2017-01 — In January 2017, FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU clarifies the definition of a business to assist with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The guidance is not expected to have a significant impact on the Company’s financial position, results of operations or disclosures.

ASU 2016-13 — In June 2016, FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU changed the credit loss model on financial instruments measured at amortized cost, available for sale securities and certain purchased financial instruments. Credit losses on financial instruments measured at amortized cost will be determined using a current expected credit loss model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. Purchased financial assets with more-than-insignificant credit deterioration since origination (“PCD assets”) measured at amortized cost will have an allowance for credit losses established at acquisition as part of the purchase price. Subsequent increases or decreases to the allowance for credit losses on PCD assets will be recognized in the income statement. Interest income should be recognized on PCD assets based on the effective interest rate, determined excluding the discount attributed to credit losses at acquisition. Credit losses relating to available-for-sale debt securities will be recognized through an allowance for credit losses. The amount of the credit loss is limited to the amount by which fair value is below amortized cost of the available-for-sale debt security. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted and if early adopted, all provisions must be adopted in the same period. The amendments should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the period adopted. A prospective approach is required for securities with other-than-temporary impairment recognized prior to adoption. The Company is still reviewing the impact of the adoption of this guidance and has established a cross-functional implementation team. The Company expects the allowance for credit losses to increase upon adoption with a corresponding adjustment to retained earnings. The ultimate amount of the increase will depend on the portfolio composition, credit quality, economic conditions and reasonable and supportable forecasts at that time.

ASU 2016-02, Leases (Topic 842), ASU 2018-10 Codification Improvements to Topic 842, Leases and ASU 2018-11 Leases (Topic 842): Targeted Improvements — In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard requires the recognition of assets and liabilities arising from the lease transactions on the balance sheet and the disclosure of key information about leasing arrangements. Accordingly, a lessee will recognize a lease asset for its right to use the underlying asset and a lease liability for the corresponding lease obligation. Both the asset and liability will initially be measured at the present value of the future minimum lease payments over the lease term. Subsequent measurement, including the presentation of expenses and cash flows, will depend on the classification of the lease as either a finance or an operating lease. Initial costs directly attributable to negotiating and arranging the lease will be included in the asset. For leases with a term of 12 months or less, a lessee can make an accounting policy election by class of underlying asset to not recognize an asset and corresponding liability. Lessees will also be required to provide additional qualitative and quantitative disclosures regarding the amount, timing and uncertainty of cash flows arising from leases. These disclosures are intended to supplement the amounts recorded in the financial statements and provide additional information about the nature of an organization’s leasing activities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company expects to elect the package of practical expedients that allows it to not reassess whether any expired or existing contracts represent leases, the lease classification of any expired or existing lease and initial direct costs for any existing or expired leases. The Company expects this standard will have a material impact on its financial statements through gross-up of the balance sheet for lease assets and liabilities. However, no material change to lease expense recognition is expected.

NOTE 3: ACQUISITIONS

Acquisition of AloStar Bank of Commerce

On September 30, 2017, State Bank completed its acquisition of AloStar Bank of Commerce (“AloStar”). State Bank Interim Corp., a wholly-owned subsidiary of State Bank, merged with and into AloStar, immediately followed by the merger of AloStar with and into State Bank. Under the terms of the merger agreement, each share of AloStar common stock was converted into the right to receive $24.26 in cash. Total consideration paid was approximately $195.0 million and the final merger consideration was distributed in October 2017.

The merger of AloStar was accounted for under the acquisition method of accounting. Assets acquired, liabilities assumed and consideration exchanged were recorded at their respective acquisition date fair values. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available. Goodwill of $7.1 million was generated from the acquisition, all of which is expected to be deductible for income tax purposes.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the assets acquired and liabilities assumed and the consideration payable by the Company at the acquisition date (dollars in thousands):

	As Recorded by AloStar Bank of Commerce	Fair Value Adjustments		As Recorded by the Company
Assets
Cash and cash equivalents	$91,571	$—		$91,571
Investment securities available-for-sale	76,436	(195)	(a)	76,241
Loans, net	728,319	(9,763)	(b)	718,556
Core deposit intangible	—	856	(c)	856
Premises and equipment, net	507	—		507
Other assets	11,430	2,233	(d)	13,663

Total assets acquired	$908,263	$(6,869)		$901,394

Liabilities
Deposits:
Noninterest-bearing	$102,653	$—		$102,653
Interest-bearing	603,069	(121)	(e)	602,948

Total deposits	705,722	(121)		705,601
Other liabilities	7,912	—		7,912

Total liabilities assumed	713,634	(121)		713,513

Net identifiable assets acquired over liabilities assumed	$194,629	$(6,748)		$187,881
Goodwill	$—	$7,088		$7,088

Net assets acquired over liabilities assumed	$194,629	$340		$194,969

Consideration:
Cash consideration payable	194,969

Fair value of total consideration transferred	$194,969

Explanation of fair value adjustments

(a)	Adjustment reflects the loss on certain securities that were sold immediately following the closing that was deemed to be a more accurate representation of fair value.
(b)

Adjustment reflects the fair value adjustment based on the State Bank’s evaluation of the acquired loan portfolio and includes the adjustment to eliminate the recorded allowance for loan and lease losses.

(c)	Adjustment reflects the fair value adjustment to record the estimated core deposit intangible.
(d)	Adjustment reflects the fair value adjustment based on State Bank’s evaluation of acquired other assets.
(e)	Adjustment reflects the fair value adjustment based on State Bank’s evaluation of acquired deposits.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents certain pro forma information as if AloStar had been acquired on January 1, 2017 (dollars in thousands, except per share amounts). These results combine the historical results of AloStar in the Company’s consolidated statements of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other acquisition-related activity, they are not indicative of what would have occurred had the acquisition taken place on January 1, 2017. Merger-related costs are not included in the pro forma statements below.

	Nine Months Ended September 30
	2018	2017
	Pro Forma	Pro Forma
Net interest income	$169,571	$166,354
Net income	55,865	48,387
Earnings per share:
Basic	$1.43	$1.24
Diluted	1.43	1.24

The following is a summary of the purchased credit impaired loans acquired in the AloStar transaction on September 30, 2017 (dollars in thousands):

Purchased Credit Impaired Loans
Contractually required principal and interest at acquisition	$108,308
Contractual cash flows not expected to be collected (nonaccretable difference)	(19,093)

Expected cash flows at acquisition	89,215
Accretable difference	(11,664)

Basis in acquired loans at acquisition - estimated fair value	$77,551

On September 30, 2017, the fair value of the purchased non-credit impaired loans acquired in the AloStar transaction was $641.0 million. The gross contractual amounts receivable of the purchased non-credit impaired loans at acquisition was $707.0 million, of which $9.3 million was the amount of contractual cash flows not expected to be collected.

NOTE 4: INVESTMENT SECURITIES

The amortized cost and fair value of debt securities classified as available-for-sale are as follows (dollars in thousands):

	September 30, 2018				December 31, 2017
Debt Securities Available-for-Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Government securities	$67,700	$—	$1,002	$66,698	$70,203	$—	$644	$69,559
Residential mortgage-backed securities — nonagency	80,719	2,078	90	82,707	115,639	3,183	112	118,710
Residential mortgage-backed securities — agency	525,691	88	17,993	507,786	582,845	319	7,315	575,849
Corporate securities	114,779	1,107	708	115,178	107,115	1,299	77	108,337

Total debt securities available-for-sale	$788,889	$3,273	$19,793	$772,369	$875,802	$4,801	$8,148	$872,455

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of debt securities classified as held-to-maturity are as follows (dollars in thousands):

	September 30, 2018				December 31, 2017
Debt Securities Held-to-Maturity	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Asset-backed securities	$13,000	$37	$2	$13,035	$22,692	$259	$—	$22,951
Corporate securities	—	—	—	—	10,160	240	—	10,400

Total debt securities held-to-maturity	$13,000	$37	$2	$13,035	$32,852	$499	$—	$33,351

The amortized cost and estimated fair value of debt securities by contractual maturities are summarized in the tables below (dollars in thousands):

Debt Securities Available-for-Sale	Distribution of Maturities (1)
September 30, 2018	1 Year or Less	1-5 Years	5-10 Years	After 10 Years	Total
Amortized Cost:
U.S. Government securities	$28,017	$39,683	$—	$—	$67,700
Residential mortgage-backed securities — nonagency	—	—	282	80,437	80,719
Residential mortgage-backed securities — agency	4,168	63,372	105,393	352,758	525,691
Corporate securities	33,331	50,082	31,028	338	114,779

Total debt securities available-for-sale	$65,516	$153,137	$136,703	$433,533	$788,889

Fair Value:
U.S. Government securities	$27,802	$38,896	$—	$—	$66,698
Residential mortgage-backed securities — nonagency	—	—	290	82,417	82,707
Residential mortgage-backed securities — agency	4,157	61,565	101,718	340,346	507,786
Corporate securities	33,337	49,575	31,533	733	115,178

Total debt securities available-for-sale	$65,296	$150,036	$133,541	$423,496	$772,369

Debt Securities Held-to-Maturity	Distribution of Maturities (1)
September 30, 2018	1 Year or Less	1-5 Years	5-10 Years	After 10 Years	Total
Amortized Cost:
Asset-backed securities	$—	$—	$4,000	$9,000	$13,000
Corporate securities	—	—	—	—	—

Total debt securities held-to-maturity	$—	$—	$4,000	$9,000	$13,000

Fair Value:
Asset-backed securities	$—	$—	$3,998	$9,037	$13,035
Corporate securities	—	—	—	—	—

Total debt securities held-to-maturity	$—	$—	$3,998	$9,037	$13,035

(1)	Actual cash flows may differ from contractual maturities as borrowers may prepay obligations without prepayment penalties.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide information regarding debt securities with unrealized losses (dollars in thousands):

	Less than 12 Months		12 Months or More		Total
Debt Securities Available-for-Sale	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2018
U.S. Government securities	$9,779	$199	$56,919	$803	$66,698	$1,002
Residential mortgage-backed securities — nonagency	1,544	10	3,242	80	4,786	90
Residential mortgage-backed securities — agency	233,946	7,439	269,757	10,554	503,703	17,993
Corporate securities	74,801	626	6,438	82	81,239	708

Total temporarily impaired securities	$320,070	$8,274	$336,356	$11,519	$656,426	$19,793

December 31, 2017
U.S. Government securities	$46,625	$364	$20,436	$280	$67,061	$644
Residential mortgage-backed securities — nonagency	1,403	3	6,269	109	7,672	112
Residential mortgage-backed securities — agency	312,617	2,548	210,862	4,767	523,479	7,315
Corporate securities	32,495	77	—	—	32,495	77

Total temporarily impaired securities	$393,140	$2,992	$237,567	$5,156	$630,707	$8,148

	Less than 12 Months		12 Months or More		Total
Debt Securities Held-to-Maturity	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2018
Asset-backed securities	$3,998	$2	$—	$—	$3,998	$2

Total temporarily impaired securities	$3,998	$2	$—	$—	$3,998	$2

At September 30, 2018, the Company held 152 debt securities that were in an unrealized loss position. Market changes in interest rates and credit spreads may result in temporary unrealized losses as market prices of securities fluctuate. The Company reviews its investment portfolio on a quarterly basis for indications of other than temporary impairment (“OTTI”). The severity and duration of impairment and the likelihood of potential recovery of impairment is considered along with the intent and ability to hold any impaired security to maturity or recovery of carrying value. More specifically, when analyzing the nonagency portfolio, the Company uses cash flow models that estimate cash flows on security-specific collateral and the transaction structure. Future expected credit losses are determined by using various assumptions, the most significant of which include current default rates, prepayment rates and loss severities. Credit information is available and modeled at the loan level underlying each security during the OTTI analysis; the Company also considers information such as loan to collateral values, FICO scores and geographic considerations, such as home price appreciation or depreciation. These inputs are updated quarterly or as changes occur to ensure that the most current credit and other assumptions are utilized in the analysis. If, based on the analysis, the Company does not expect to recover the entire amortized cost basis of the security, the expected cash flows are discounted at the security’s initial effective interest rate to arrive at a present value amount. OTTI credit losses reflect the difference between the present value of cash flows expected to be collected and the amortized cost basis of these securities. At September 30, 2018, there was no intent to sell any of the securities in an unrealized loss position, and it is more likely than not the Company will not be required to sell these securities. Furthermore, the present value of cash flows expected to be collected exceeded the Company’s amortized cost basis of the debt securities; therefore, these securities are not deemed to be other than temporarily impaired.

During the second quarter of 2018, the Company transferred a $10.1 million corporate security from held-to-maturity to available-for-sale. The issuing corporation was the target of a merger which caused the Company to change its assessment of the issuing corporation’s creditworthiness. Subsequently, the Company sold a $4.0 million portion of this debt security’s par value.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sales and calls of securities are summarized in the following table for the periods presented (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30		September 30
Debt Securities Available-For-Sale	2018	2017	2018	2017
Proceeds from sales and calls	$10,712	$6,810	$14,987	$71,588

Gross gains on sales and calls	$188	$3	$438	$121
Gross losses on sales and calls	(7)	—	(7)	(93)

Net realized gains on sales and calls	$181	$3	$431	$28

The composition of debt securities reflects the strategy of management to maintain an appropriate level of liquidity while providing a relatively stable source of revenue. The securities portfolio may at times be used to mitigate interest rate risk associated with other areas of the balance sheet while also providing a means for the investment of available funds, providing liquidity and supplying investment securities that are required to be pledged as collateral against specific deposits and for other purposes. Debt securities with an aggregate fair value of $187.2 million and $116.1 million at September 30, 2018 and December 31, 2017, respectively, were pledged to secure public deposits and repurchase agreements.

NOTE 5: LOANS

Loans, in total, are summarized as follows (dollars in thousands):

Total Loans	September 30, 2018	December 31, 2017
Construction, land & land development	$500,095	$451,993
Other commercial real estate	1,186,724	1,255,002

Total commercial real estate	1,686,819	1,706,995

Residential real estate	329,470	333,086
Owner-occupied real estate	365,706	399,370
Commercial, financial & agricultural	1,159,294	973,440
Leases	30,410	52,396
Consumer	65,635	66,906

Total loans	3,637,334	3,532,193
Allowance for loan and lease losses	(34,789)	(28,750)

Total loans, net	$3,602,545	$3,503,443

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Organic loans, net of related discounts, are summarized as follows (dollars in thousands):

Organic Loans	September 30, 2018	December 31, 2017
Construction, land & land development	$480,530	$412,540
Other commercial real estate	939,258	949,594

Total commercial real estate	1,419,788	1,362,134

Residential real estate	238,292	196,225
Owner-occupied real estate	275,095	260,273
Commercial, financial & agricultural	758,897	430,205
Leases	30,410	52,396
Consumer	64,361	64,610

Total organic loans (1)	2,786,843	2,365,843
Allowance for loan and lease losses	(27,427)	(24,039)

Total organic loans, net	$2,759,416	$2,341,804

(1)	Includes net deferred loan fees that totaled approximately $10.3 million and $9.3 million at September 30, 2018 and December 31, 2017, respectively.

Purchased non-credit impaired loans (“PNCI loans”), net of related discounts, are summarized as follows (dollars in thousands):

Purchased Non-Credit Impaired Loans	September 30, 2018	December 31, 2017
Construction, land & land development	$13,284	$25,908
Other commercial real estate	186,556	218,660

Total commercial real estate	199,840	244,568

Residential real estate	61,141	96,529
Owner-occupied real estate	73,466	118,294
Commercial, financial & agricultural	390,097	529,184
Consumer	1,197	2,161

Total purchased non-credit impaired loans (1)	725,741	990,736
Allowance for loan and lease losses	(3,389)	(995)

Total purchased non-credit impaired loans, net	$722,352	$989,741

(1)	Includes net discounts that totaled approximately $6.1 million and $12.7 million at September 30, 2018 and December 31, 2017, respectively.

Purchased credit impaired loans (“PCI loans”), net of related discounts, are summarized as follows (dollars in thousands):

Purchased Credit Impaired Loans	September 30, 2018	December 31, 2017
Construction, land & land development	$6,281	$13,545
Other commercial real estate	60,910	86,748

Total commercial real estate	67,191	100,293

Residential real estate	30,037	40,332
Owner-occupied real estate	17,145	20,803
Commercial, financial & agricultural	10,300	14,051
Consumer	77	135

Total purchased credit impaired loans	124,750	175,614
Allowance for loan and lease losses	(3,973)	(3,716)

Total purchased credit impaired loans, net	$120,777	$171,898

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the carrying value of purchased credit impaired loans are presented in the following table for the periods presented (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30		September 30
Purchased Credit Impaired Loans	2018	2017	2018	2017
Balance, beginning of period	$144,474	$130,837	$171,898	$155,573
Accretion of fair value discounts	8,154	6,520	20,695	23,425
Fair value of acquired loans	—	77,551	—	77,551
Reductions in principal balances resulting from repayments, write-offs and foreclosures	(31,866)	(16,009)	(71,559)	(57,962)
Change in the allowance for loan and lease losses on purchased credit impaired loans	15	1,528	(257)	1,840

Balance, end of period	$120,777	$200,427	$120,777	$200,427

Purchased credit impaired loans are initially recorded at fair value at the acquisition date. The Company re-estimates expected cash flows on purchased credit impaired loans on a quarterly basis. Subsequent decreases in the amount of cash expected to be collected from the borrower results in a provision for loan and lease losses and an increase in the allowance for loan and lease losses. Subsequent increases in the amount of cash expected to be collected from the borrower results first in the reversal of any previously-recorded provision for loan and lease losses and related allowance for loan and lease losses, and then as a prospective increase in the accretable discount on the purchased credit impaired loans. The accretable discount is accreted into interest income over the estimated life of the related loan on a level yield basis.

Changes in the value of the accretable discount on purchased credit impaired loans are presented in the following table for the periods presented (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30		September 30
Changes in Accretable Discount	2018	2017	2018	2017
Balance, beginning of period	$53,538	$59,808	$57,927	$69,301
Additions from acquisitions	—	11,664	—	11,664
Accretion	(8,154)	(6,520)	(20,695)	(23,425)
Transfers to accretable discounts and exit events, net	515	2,244	8,667	9,656

Balance, end of period	$45,899	$67,196	$45,899	$67,196

The change in the accretable discount is a result of the Company’s review and re-estimation of loss assumptions and expected cash flows on purchased credit impaired loans.

At September 30, 2018 and December 31, 2017, loans with a carrying value of $3.1 billion were pledged for lines of credit. At September 30, 2018, consumer mortgage loans secured by residential real estate properties totaling $20,000 were in formal foreclosure proceedings.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6: ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)

The following tables summarize the Company’s allowance for loan and lease losses for the periods indicated (dollars in thousands):

	Three Months Ended September 30
	2018				2017
	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total

Balance, beginning of period	$26,366	$2,981	$3,988	$33,335	$22,560	$667	$4,761	$27,988
Charge-offs	(326)	(451)	(124)	(901)	(912)	(152)	(643)	(1,707)
Recoveries	87	59	—	146	106	40	—	146

Net (charge-offs) recoveries	(239)	(392)	(124)	(755)	(806)	(112)	(643)	(1,561)
Provision for loan and lease losses	1,300	800	109	2,209	955	345	(885)	415

Balance, end of period	$27,427	$3,389	$3,973	$34,789	$22,709	$900	$3,233	$26,842

	Nine Months Ended September 30
	2018				2017
	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total

Balance, beginning of period	$24,039	$995	$3,716	$28,750	$21,086	$439	$5,073	$26,598
Charge-offs	(1,161)	(776)	(247)	(2,184)	(1,988)	(397)	(971)	(3,356)
Recoveries	290	123	—	413	296	42	—	338

Net (charge-offs) recoveries	(871)	(653)	(247)	(1,771)	(1,692)	(355)	(971)	(3,018)
Provision for loan and lease losses	4,259	3,047	504	7,810	3,315	816	(869)	3,262

Balance, end of period	$27,427	$3,389	$3,973	$34,789	$22,709	$900	$3,233	$26,842

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan and lease losses on organic loans is detailed as follows by portfolio segment for the periods indicated (dollars in thousands):

Organic Loans	Commercial Real Estate	Residential Real Estate	Owner- Occupied Real Estate	Commercial, Financial & Agricultural	Leases	Consumer	Total
Three Months Ended September 30, 2018
Beginning balance	$12,154	$2,412	$2,954	$7,438	$411	$997	$26,366
Charge-offs	—	(28)	—	(201)	(39)	(58)	(326)
Recoveries	1	14	—	50	4	18	87
Provision	(668)	88	496	1,664	(31)	(249)	1,300

Ending balance	$11,487	$2,486	$3,450	$8,951	$345	$708	$27,427

Nine Months Ended September 30, 2018
Beginning balance	$13,037	$2,809	$2,075	$4,535	$629	$954	$24,039
Charge-offs	(277)	(240)	—	(360)	(119)	(165)	(1,161)
Recoveries	21	24	—	156	37	52	290
Provision	(1,294)	(107)	1,375	4,620	(202)	(133)	4,259

Ending balance	$11,487	$2,486	$3,450	$8,951	$345	$708	$27,427

Three Months Ended September 30, 2017
Beginning balance	$13,337	$1,841	$2,036	$3,663	$825	$858	$22,560
Charge-offs	(746)	—	—	(98)	(2)	(66)	(912)
Recoveries	—	3	—	20	67	16	106
Provision	469	132	374	97	(194)	77	955

Ending balance	$13,060	$1,976	$2,410	$3,682	$696	$885	$22,709

Nine Months Ended September 30, 2017
Beginning balance	$11,767	$1,786	$2,239	$4,093	$655	$546	$21,086
Charge-offs	(933)	(48)	—	(240)	(501)	(266)	(1,988)
Recoveries	—	9	—	71	176	40	296
Provision	2,226	229	171	(242)	366	565	3,315

Ending balance	$13,060	$1,976	$2,410	$3,682	$696	$885	$22,709

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the balance of organic loans and the allowance for loan and lease losses based on the method of determining the allowance at the dates indicated (dollars in thousands):

	Allowance for Loan and Lease Losses			Loans
Organic Loans	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Allowance	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Loans
September 30, 2018
Commercial real estate	$—	$11,487	$11,487	$2,799	$1,416,989	$1,419,788
Residential real estate	—	2,486	2,486	1,333	236,959	238,292
Owner-occupied real estate	25	3,425	3,450	3,456	271,639	275,095
Commercial, financial & agricultural	108	8,843	8,951	5,917	752,980	758,897
Leases	—	345	345	—	30,410	30,410
Consumer	—	708	708	—	64,361	64,361

Total organic loans	$133	$27,294	$27,427	$13,505	$2,773,338	$2,786,843

December 31, 2017
Commercial real estate	$—	$13,037	$13,037	$3,822	$1,358,312	$1,362,134
Residential real estate	—	2,809	2,809	49	196,176	196,225
Owner-occupied real estate	65	2,010	2,075	808	259,465	260,273
Commercial, financial & agricultural	34	4,501	4,535	280	429,925	430,205
Leases	—	629	629	—	52,396	52,396
Consumer	—	954	954	—	64,610	64,610

Total organic loans	$99	$23,940	$24,039	$4,959	$2,360,884	$2,365,843

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan and lease losses on purchased non-credit impaired loans is detailed as follows by portfolio segment for the periods indicated (dollars in thousands):

Purchased Non-Credit Impaired Loans	Commercial Real Estate	Residential Real Estate	Owner- Occupied Real Estate	Commercial, Financial & Agricultural	Consumer	Total
Three Months Ended September 30, 2018
Beginning balance	$292	$334	$441	$1,910	$4	$2,981
Charge-offs	(406)	(44)	—	—	(1)	(451)
Recoveries	23	8	9	18	1	59
Provision	439	(42)	30	375	(2)	800

Ending balance	$348	$256	$480	$2,303	$2	$3,389

Nine Months Ended September 30, 2018
Beginning balance	$230	$664	$88	$8	$5	$995
Charge-offs	(406)	(80)	(249)	(37)	(4)	(776)
Recoveries	30	18	30	42	3	123
Provision	494	(346)	611	2,290	(2)	3,047

Ending balance	$348	$256	$480	$2,303	$2	$3,389

Three Months Ended September 30, 2017
Beginning balance	$145	$342	$152	$26	$2	$667
Charge-offs	(50)	(7)	—	(91)	(4)	(152)
Recoveries	1	5	—	32	2	40
Provision	93	120	68	61	3	345

Ending balance	$189	$460	$220	$28	$3	$900

Nine Months Ended September 30, 2017
Beginning balance	$88	$72	$44	$235	$—	$439
Charge-offs	(50)	(7)	(80)	(251)	(9)	(397)
Recoveries	1	5	—	32	4	42
Provision	150	390	256	12	8	816

Ending balance	$189	$460	$220	$28	$3	$900

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the balance of purchased non-credit impaired loans and the allowance for loan and lease losses based on the method of determining the allowance at the dates indicated (dollars in thousands):

	Allowance for Loan and Lease Losses			Loans
Purchased Non-Credit Impaired Loans	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Allowance	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Loans
September 30, 2018
Commercial real estate	$—	$348	$348	$—	$199,840	$199,840
Residential real estate	—	256	256	181	60,960	61,141
Owner-occupied real estate	24	456	480	823	72,643	73,466
Commercial, financial & agricultural	629	1,674	2,303	55,668	334,429	390,097
Consumer	—	2	2	—	1,197	1,197

Total purchased non-credit impaired loans	$653	$2,736	$3,389	$56,672	$669,069	$725,741

December 31, 2017
Commercial real estate	$—	$230	$230	$—	$244,568	$244,568
Residential real estate	—	664	664	19	96,510	96,529
Owner-occupied real estate	—	88	88	3,264	115,030	118,294
Commercial, financial & agricultural	8	—	8	1,491	527,693	529,184
Consumer	—	5	5	—	2,161	2,161

Total purchased non-credit impaired loans	$8	$987	$995	$4,774	$985,962	$990,736

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for loan and lease losses on purchased credit impaired loans is detailed as follows by portfolio segment for the periods indicated (dollars in thousands):

Purchased Credit Impaired Loans	Commercial Real Estate	Residential Real Estate	Owner- Occupied Real Estate	Commercial, Financial & Agricultural	Consumer	Total
Three Months Ended September 30, 2018
Beginning balance	$2,172	$786	$816	$214	$—	$3,988
Charge-offs	—	(1)	(123)	—	—	(124)
Recoveries	—	—	—	—	—	—
Provision	(379)	380	112	(4)	—	109

Ending balance	$1,793	$1,165	$805	$210	$—	$3,973

Nine Months Ended September 30, 2018
Beginning balance	$1,706	$1,242	$718	$42	$8	$3,716
Charge-offs	(34)	(74)	(133)	—	(6)	(247)
Recoveries	—	—	—	—	—	—
Provision	121	(3)	220	168	(2)	504

Ending balance	$1,793	$1,165	$805	$210	$—	$3,973

Three Months Ended September 30, 2017
Beginning balance	$2,131	$968	$1,611	$37	$14	$4,761
Charge-offs	(168)	(50)	(416)	(6)	(3)	(643)
Recoveries	—	—	—	—	—	—
Provision	(506)	310	(697)	5	3	(885)

Ending balance	$1,457	$1,228	$498	$36	$14	$3,233

Nine Months Ended September 30, 2017
Beginning balance	$2,183	$1,196	$1,655	$38	$1	$5,073
Charge-offs	(401)	(92)	(452)	(22)	(4)	(971)
Recoveries	—	—	—	—	—	—
Provision	(325)	124	(705)	20	17	(869)

Ending balance	$1,457	$1,228	$498	$36	$14	$3,233

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the balance of purchased credit impaired loans and the allowance for loan and lease losses based on the method of determining the allowance at the dates indicated (dollars in thousands):

	Allowance for Loan and Lease Losses			Loans
Purchased Credit Impaired Loans	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Allowance	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total Loans
September 30, 2018
Commercial real estate	$996	$797	$1,793	$55,816	$11,375	$67,191
Residential real estate	68	1,097	1,165	2,257	27,780	30,037
Owner-occupied real estate	695	110	805	7,539	9,606	17,145
Commercial, financial & agricultural	5	205	210	52	10,248	10,300
Consumer	—	—	—	—	77	77

Total purchased credit impaired loans	$1,764	$2,209	$3,973	$65,664	$59,086	$124,750

December 31, 2017
Commercial real estate	$1,052	$654	$1,706	$79,085	$21,208	$100,293
Residential real estate	128	1,114	1,242	3,029	37,303	40,332
Owner-occupied real estate	586	132	718	9,483	11,320	20,803
Commercial, financial & agricultural	32	10	42	2,318	11,733	14,051
Consumer	—	8	8	—	135	135

Total purchased credit impaired loans	$1,798	$1,918	$3,716	$93,915	$81,699	$175,614

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans, segregated by class of loans, are presented in the following table (dollars in thousands):

	September 30, 2018			December 31, 2017
Impaired Loans (1)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Unpaid Principal Balance	Recorded Investment	Related Allowance
With no related allowance recorded:
Construction, land & land development	$26	$23	$—	$82	$79	$—
Other commercial real estate	2,801	2,799	—	4,617	3,822	—

Total commercial real estate	2,827	2,822	—	4,699	3,901	—

Residential real estate	2,579	2,345	—	453	456	—
Owner-occupied real estate	1,620	1,554	—	4,172	4,015	—
Commercial, financial & agricultural	44,851	42,844	—	2,739	1,882	—
Consumer	30	22	—	51	40	—

Subtotal	51,907	49,587	—	12,114	10,294	—

With related allowance recorded:
Construction, land & land development	178	177	88	113	112	56
Other commercial real estate	—	—	—	—	—	—

Total commercial real estate	178	177	88	113	112	56

Residential real estate	694	619	310	1,452	1,399	699
Owner-occupied real estate	3,544	3,411	331	350	335	125
Commercial, financial & agricultural	20,376	20,160	1,303	872	821	318
Consumer	261	73	36	83	81	40

Subtotal	25,053	24,440	2,068	2,870	2,748	1,238

Total impaired loans	$76,960	$74,027	$2,068	$14,984	$13,042	$1,238

(1)	Includes loans with SBA guaranteed balances of $5.0 million and $5.7 million at September 30, 2018 and December 31, 2017, respectively.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information related to the average recorded investment and interest income recognized on impaired loans, for the periods presented (dollars in thousands):

	September 30, 2018		September 30, 2017
Impaired Loans Three Months Ended	Average Recorded Investment (1)	Interest Income Recognized (2)	Average Recorded Investment (1)	Interest Income Recognized (2)
Construction, land & land development	$202	$—	$146	$—
Other commercial real estate	2,800	—	4,347	—

Total commercial real estate	3,002	—	4,493	—

Residential real estate	3,274	—	1,120	—
Owner-occupied real estate	5,021	—	3,446	—
Commercial, financial & agricultural	62,768	548	2,653	—
Consumer	100	—	87	—

Total impaired loans	$74,165	$548	$11,799	$—

Nine Months Ended
Construction, land & land development	$156	$—	$2,862	$—
Other commercial real estate	3,172	16	4,558	—

Total commercial real estate	3,328	16	7,420	—

Residential real estate	3,824	—	1,154	—
Owner-occupied real estate	4,406	—	3,500	—
Commercial, financial & agricultural	48,672	1,575	2,761	1
Consumer	121	—	94	—

Total impaired loans	$60,351	$1,591	$14,929	$1

(1)

The average recorded investment for troubled debt restructurings was $6.4 million and $6.8 million for the three and nine months ended September 30, 2018, respectively, and was $0 and $2.7 million for the three and nine months ended September 30, 2017, respectively.

(2)

The interest income recognized on troubled debt restructurings was $60,000 and $191,000 for the three and nine months ended September 30, 2018, respectively, and was $0 for both the three and nine months ended September 30, 2017.

The following table presents the recorded investment in nonaccrual loans by loan class at the dates indicated (dollars in thousands):

Nonaccrual Loans	September 30, 2018	December 31, 2017
Construction, land & land development	$200	$191
Other commercial real estate	2,799	3,257

Total commercial real estate	2,999	3,448

Residential real estate	2,964	1,855
Owner-occupied real estate	4,965	4,350
Commercial, financial & agricultural	21,832	2,703
Consumer	95	121

Total nonaccrual loans	$32,855	$12,477

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents an analysis of past due organic loans, by class of loans, at the dates indicated (dollars in thousands):

Organic Loans	30 - 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
September 30, 2018
Construction, land & land development	$186	$130	$316	$480,214	$480,530	$—
Other commercial real estate	—	—	—	939,258	939,258	—

Total commercial real estate	186	130	316	1,419,472	1,419,788	—

Residential real estate	960	50	1,010	237,282	238,292	—
Owner-occupied real estate	4,761	967	5,728	269,367	275,095	—
Commercial, financial & agricultural	1,749	535	2,284	756,613	758,897	—
Leases	—	—	—	30,410	30,410	—
Consumer	58	22	80	64,281	64,361	—

Total organic loans	$7,714	$1,704	$9,418	$2,777,425	$2,786,843	$—

December 31, 2017
Construction, land & land development	$487	$45	$532	$412,008	$412,540	$—
Other commercial real estate	—	—	—	949,594	949,594	—

Total commercial real estate	487	45	532	1,361,602	1,362,134	—

Residential real estate	1,868	92	1,960	194,265	196,225	—
Owner-occupied real estate	474	713	1,187	259,086	260,273	—
Commercial, financial & agricultural	865	122	987	429,218	430,205	—
Leases	—	—	—	52,396	52,396	—
Consumer	67	28	95	64,515	64,610	—

Total organic loans	$3,761	$1,000	$4,761	$2,361,082	$2,365,843	$—

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents an analysis of past due purchased non-credit impaired loans, by class of loans, at the dates indicated (dollars in thousands):

Purchased Non-Credit Impaired Loans	30 - 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans	Loans > 90 Days and Accruing
September 30, 2018
Construction, land & land development	$—	$—	$—	$13,284	$13,284	$—
Other commercial real estate	—	—	—	186,556	186,556	—

Total commercial real estate	—	—	—	199,840	199,840	—

Residential real estate	326	45	371	60,770	61,141	—
Owner-occupied real estate	156	—	156	73,310	73,466	—
Commercial, financial & agricultural	18,848	391	19,239	370,858	390,097	—
Consumer	—	18	18	1,179	1,197	—

Total purchased non-credit impaired loans	$19,330	$454	$19,784	$705,957	$725,741	$—

December 31, 2017
Construction, land & land development	$35	$—	$35	$25,873	$25,908	$—
Other commercial real estate	—	45	45	218,615	218,660	—

Total commercial real estate	35	45	80	244,488	244,568	—

Residential real estate	537	126	663	95,866	96,529	—
Owner-occupied real estate	283	1,590	1,873	116,421	118,294	—
Commercial, financial & agricultural	640	628	1,268	527,916	529,184	—
Consumer	28	13	41	2,120	2,161	—

Total purchased non-credit impaired loans	$1,523	$2,402	$3,925	$986,811	$990,736	$—

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents an analysis of past due purchased credit impaired loans, by class of loans, at the dates indicated (dollars in thousands):

Purchased Credit Impaired Loans	30 - 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total Loans
September 30, 2018
Construction, land & land development	$11	$1,765	$1,776	$4,505	$6,281
Other commercial real estate	36	2,377	2,413	58,497	60,910

Total commercial real estate	47	4,142	4,189	63,002	67,191

Residential real estate	975	1,186	2,161	27,876	30,037
Owner-occupied real estate	416	140	556	16,589	17,145
Commercial, financial & agricultural	—	1,427	1,427	8,873	10,300
Consumer	—	—	—	77	77

Total purchased credit impaired loans	$1,438	$6,895	$8,333	$116,417	$124,750

December 31, 2017
Construction, land & land development	$1	$1,881	$1,882	$11,663	$13,545
Other commercial real estate	363	3,303	3,666	83,082	86,748

Total commercial real estate	364	5,184	5,548	94,745	100,293

Residential real estate	1,519	1,876	3,395	36,937	40,332
Owner-occupied real estate	85	786	871	19,932	20,803
Commercial, financial & agricultural	201	224	425	13,626	14,051
Consumer	—	15	15	120	135

Total purchased credit impaired loans	$2,169	$8,085	$10,254	$165,360	$175,614

For each period indicated, a portion of the Company’s purchased credit impaired loans were past due, including many that were 90 days or more past due; however, such delinquencies were included in the Company’s performance expectations in determining the fair values of purchased credit impaired loans at each acquisition and at subsequent valuation dates. All purchased credit impaired loan cash flows and the timing of such cash flows continue to be estimable and probable of collection and thus accretion income continues to be recognized on these assets. As such, the referenced purchased credit impaired loans are not considered nonperforming assets.

Asset Quality Grades:

The Company assigns loans into risk categories based on relevant information about the ability of borrowers to pay their debts, such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. A loan’s risk grade is assigned at inception based upon the strength of the repayment sources and reassessed periodically throughout the year. Loans over certain dollar thresholds identified as having weaknesses are subject to more frequent review. In addition, the Company’s internal loan review department provides an ongoing, comprehensive and independent assessment of credit risk within the Company.

Loans are graded on a scale of 1 to 9. Pass grades are from 1 to 4. Descriptions of the general characteristics of grades 5 and above are as follows:

Watch (Grade 5)—Loans graded Watch are pass credits that have not met performance expectations or that have higher inherent risk characteristics warranting continued supervision and attention.

OAEM (Grade 6)—Loans graded OAEM (other assets especially mentioned) have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date. OAEM loans are not adversely classified and do not expose the institution to sufficient risk to warrant adverse classification.

Substandard (Grade 7)—Loans classified as substandard are inadequately protected by the current sound worth and payment capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Doubtful (Grade 8)—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss (Grade 9)—Loans classified as loss are considered uncollectible and have little value to the Company and their continuance as an active relationship is not warranted.

The following table presents the risk grades of the organic loan portfolio, by class of loans, at the dates indicated (dollars in thousands):

Organic Loans	Pass	Watch	OAEM	Substandard	Doubtful	Total
September 30, 2018
Construction, land & land development	$453,014	$20,906	$6,350	$130	$130	$480,530
Other commercial real estate	902,471	33,420	556	2,811	—	939,258

Total commercial real estate	1,355,485	54,326	6,906	2,941	130	1,419,788

Residential real estate	230,722	4,254	401	2,915	—	238,292
Owner-occupied real estate	236,779	30,673	667	6,976	—	275,095
Commercial, financial & agricultural	673,850	76,901	1,096	7,050	—	758,897
Leases	28,749	1,661	—	—	—	30,410
Consumer	64,163	125	—	73	—	64,361

Total organic loans	$2,589,748	$167,940	$9,070	$19,955	$130	$2,786,843

December 31, 2017
Construction, land & land development	$371,358	$38,939	$2,086	$157	$—	$412,540
Other commercial real estate	920,168	22,229	3,365	3,832	—	949,594

Total commercial real estate	1,291,526	61,168	5,451	3,989	—	1,362,134

Residential real estate	188,918	3,668	1,488	2,151	—	196,225
Owner-occupied real estate	240,987	16,891	1,067	1,328	—	260,273
Commercial, financial & agricultural	421,114	7,870	123	1,098	—	430,205
Leases	47,908	4,488	—	—	—	52,396
Consumer	64,361	58	81	110	—	64,610

Total organic loans	$2,254,814	$94,143	$8,210	$8,676	$—	$2,365,843

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the risk grades of the purchased non-credit impaired loan portfolio, by class of loans, at the dates indicated (dollars in thousands):

Purchased Non-Credit Impaired Loans	Pass	Watch	OAEM	Substandard	Doubtful	Total
September 30, 2018
Construction, land & land development	$13,217	$43	$—	$24	$—	$13,284
Other commercial real estate	145,202	39,078	1,752	524	—	186,556

Total commercial real estate	158,419	39,121	1,752	548	—	199,840

Residential real estate	58,406	1,297	153	1,212	73	61,141
Owner-occupied real estate	65,546	4,627	—	3,293	—	73,466
Commercial, financial & agricultural	258,546	63,524	29,475	38,552	—	390,097
Consumer	1,144	6	—	29	18	1,197

Total purchased non-credit impaired loans	$542,061	$108,575	$31,380	$43,634	$91	$725,741

December 31, 2017
Construction, land & land development	$25,486	$385	$—	$37	$—	$25,908
Other commercial real estate	214,916	1,341	1,825	578	—	218,660

Total commercial real estate	240,402	1,726	1,825	615	—	244,568

Residential real estate	92,119	2,216	791	1,369	34	96,529
Owner-occupied real estate	110,034	3,227	1,280	3,753	—	118,294
Commercial, financial & agricultural	452,822	59,306	5,223	11,833	—	529,184
Consumer	2,091	3	—	37	30	2,161

Total purchased non-credit impaired loans	$897,468	$66,478	$9,119	$17,607	$64	$990,736

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Classifications on purchased credit impaired loans are based upon the borrower’s ability to pay the current unpaid principal balance without regard to the net carrying value of the loan on the Company’s balance sheet. Because the values shown in the table below are based on each loan’s estimated cash flows, any expected losses should be covered by a combination of the specific reserves established in the allowance for loan and lease losses on purchased credit impaired loans plus the discounts to the unpaid principal balances reflected in the recorded investment of each loan.

The following table presents the risk grades of the purchased credit impaired loan portfolio, by class of loans (dollars in thousands):

Purchased Credit Impaired Loans	Pass	Watch	OAEM	Substandard	Doubtful	Total
September 30, 2018
Construction, land & land development	$869	$581	$908	$3,923	$—	$6,281
Other commercial real estate	33,835	15,631	1,261	10,183	—	60,910

Total commercial real estate	34,704	16,212	2,169	14,106	—	67,191

Residential real estate	15,133	5,747	553	8,538	66	30,037
Owner-occupied real estate	7,045	2,897	1,716	5,487	—	17,145
Commercial, financial & agricultural	6	110	5,030	5,154	—	10,300
Consumer	29	24	18	6	—	77

Total purchased credit impaired loans	$56,917	$24,990	$9,486	$33,291	$66	$124,750

December 31, 2017
Construction, land & land development	$6,677	$809	$973	$5,086	$—	$13,545
Other commercial real estate	63,210	11,998	2,361	9,179	—	86,748

Total commercial real estate	69,887	12,807	3,334	14,265	—	100,293

Residential real estate	21,706	6,419	1,590	10,504	113	40,332
Owner-occupied real estate	7,181	4,896	818	7,908	—	20,803
Commercial, financial & agricultural	2,094	211	323	11,423	—	14,051
Consumer	60	28	21	26	—	135

Total purchased credit impaired loans	$100,928	$24,361	$6,086	$44,126	$113	$175,614

Troubled Debt Restructurings (TDRs)

Total troubled debt restructurings (TDRs) were $6.4 million at September 30, 2018, with $24,000 in related allowance. At December 31, 2017, TDRs totaled $1.5 million with no related allowance. At September 30, 2018, there was one commitment to extend credit to a borrower with an existing troubled debt restructuring totaling $7,000. At December 31, 2017, there were no commitments to extend credit to borrowers with an existing troubled debt restructuring. Purchased credit impaired loans modified post-acquisition are not removed from their accounting pools and accounted for as TDRs, even if those loans would otherwise be deemed TDRs.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides information on loans that were modified as TDRs during the periods presented (dollars in thousands):

	September 30, 2018			September 30, 2017
TDR Additions (1)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Nine Months Ended
Construction, land & land development	—	$—	$—	—	$—	$—
Other commercial real estate	2	2,801	2,801	—	—	—

Total commercial real estate	2	2,801	2,801	—	—	—

Commercial & industrial	—	—	—	—	—	—
Owner-occupied real estate	—	—	—	—	—	—
Residential real estate	1	2,769	2,769	—	—	—
Consumer & Other	—	—	—	—	—	—

Total modifications	3	$5,570	$5,570	—	$—	$—

(1)

The pre-modification and post-modification recorded investment amount represents the recorded investment on the date of the loan modification. Since the modifications on these loans were either an interest rate concession or payment term extension, not principal reductions, the pre-modification and post-modification recorded investment amount is the same.

There were no loans modified as a TDR during the three months ended September 30, 2018 or 2017. During the nine months ended September 30, 2018, there was one loan modified as a TDR which subsequently defaulted within twelve months of its modification date with a recorded investment of $823,000. During the nine months ended September 30, 2017, there were no TDRs that subsequently defaulted within twelve months of their modification dates.

NOTE 7: SBA SERVICING RIGHTS

All sales of SBA loans, consisting of the guaranteed portion, are executed on a servicing retained basis. These loans, which are partially guaranteed by the SBA, are generally secured by business property such as real estate, inventory, equipment and accounts receivable. During the three and nine months ended September 30, 2018, the Company sold SBA loans with unpaid principal balances totaling $15.2 million and $33.6 million, respectively, and recognized $1.3 million and $3.2 million in gains on the loan sales, respectively. During the three and nine months ended September 30, 2017, the Company sold SBA loans with unpaid principal balances totaling $10.1 million and $35.1 million, respectively, and recognized $1.2 million and $3.6 million in gains on the loan sales, respectively. The Company retains the related loan servicing rights and receives servicing fees on the sold loans. Both the servicing fees and the gains on sales of loans are recorded in SBA income on the consolidated statements of income. SBA servicing fees totaled $454,000 and $1.4 million for the three and nine months ended September 30, 2018, respectively. SBA servicing fees totaled $389,000 and $1.2 million for the three and nine months ended September 30, 2017, respectively. At September 30, 2018 and December 31, 2017, the Company serviced SBA loans for others with unpaid principal balances totaling $195.9 million and $185.6 million, respectively.

The table below summarizes the activity in the SBA servicing rights asset for the periods presented (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30		September 30
SBA Servicing Rights	2018	2017	2018	2017
Balance, beginning of period	$3,989	$3,828	$4,069	$3,477
Additions	325	253	738	850
Fair value adjustments	(472)	(131)	(965)	(377)

Balance, end of period	$3,842	$3,950	$3,842	$3,950

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the SBA servicing rights asset, key metrics, and the sensitivity of the fair value due to adverse changes in key economic assumptions at the periods presented are as follows (dollars in thousands):

SBA Servicing Rights	September 30, 2018	December 31, 2017
Fair value	$3,842	$4,069
Weighted average discount rate	13.4%	12.9%
Decline in fair value due to a 100 basis point adverse change	$(119)	$(140)
Decline in fair value due to a 200 basis point adverse change	(232)	(272)
Prepayment speed	11.9%	9.1%
Decline in fair value due to a 10% adverse change	$(162)	$(141)
Decline in fair value due to a 20% adverse change	(313)	(275)
Weighted average remaining life (years)	5.5	6.7

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. As indicated, changes in fair value based on adverse changes in model inputs and/or assumptions generally cannot be extrapolated because the relationship of the change in input or assumption to the change in fair value may not be linear. In addition, the effect of an adverse variation in a particular input or assumption on the value of the SBA servicing rights is calculated without changing any other input or assumption. In reality, changes in one factor may magnify or counteract the effect of the change.

The risk inherent in the SBA servicing rights asset includes prepayments at different rates than anticipated or resolution of loans at dates not consistent with the estimated expected lives. These events would cause the value of the servicing asset to decline at a faster or slower rate than originally anticipated.

Information about the SBA loans serviced by the Company at and for the periods presented are as follows (dollars in thousands):

	September 30, 2018
SBA Loans Serviced	Unpaid Principal Balance	30 - 89 Days Past Due	90 Days or Greater Past Due	Net Charge-offs for the Nine Months Ended September 30, 2018
Serviced for others	$195,926	$72	$—	$—
Held-for-sale	17,382	—	—	—
Held-for-investment	159,964	4,137	4,968	104

Total SBA loans serviced	$373,272	$4,209	$4,968	$104

	December 31, 2017
SBA Loans Serviced	Unpaid Principal Balance	30 - 89 Days Past Due	90 Days or Greater Past Due	Net Charge-offs for the Nine Months Ended September 30, 2017
Serviced for others	$185,557	$1,555	$—	$—
Held-for-sale	10,420	—	—	—
Held-for-investment	153,810	2,508	6,627	454

Total SBA loans serviced	$349,787	$4,063	$6,627	$454

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: DERIVATIVE INSTRUMENTS & HEDGING ACTIVITIES

Interest Rate Swaps and Caps

Risk Management Objective of Interest Rate Swaps and Caps

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of certain balance sheet assets and liabilities. In the normal course of business, the Company also uses derivative financial instruments to add stability to interest income or expense and to manage its exposure to movements in interest rates. The Company does not use derivatives for trading or speculative purposes and only enters into transactions that have a qualifying hedging relationship. The Company’s hedging strategies involving interest rate derivatives are classified as either Fair Value Hedges or Cash Flow Hedges, depending upon the rate characteristic of the hedged item.

Fair Value Hedge: As a result of interest rate fluctuations, fixed-rate assets and liabilities will appreciate or depreciate in fair value. When effectively hedged, this appreciation or depreciation will generally be offset by fluctuations in the fair value of the derivative instruments that are linked to the hedged assets and liabilities. This strategy is referred to as a fair value hedge.

Cash Flow Hedge: Cash flows related to floating-rate assets and liabilities will fluctuate with changes in an underlying rate index. When effectively hedged, the increases or decreases in cash flows related to the floating rate asset or liability will generally be offset by changes in cash flows of the derivative instrument designated as a hedge. This strategy is referred to as a cash flow hedge.

Credit and Collateral Risks for Interest Rate Swaps and Caps

The Company manages credit exposure on interest rate swap and cap transactions by entering into a bilateral credit support agreement with each counterparty. The credit support agreements require collateralization of exposures beyond specified minimum threshold amounts. The details of these agreements, including the minimum thresholds, vary by counterparty. Refer to Note 9, Balance Sheet Offsetting, for more information on collateral pledged and received under these agreements.

The Company’s agreements with its interest rate swap and cap counterparties contain a provision where if either party defaults on any of its indebtedness, then it could also be declared in default on its derivative obligations. The agreements with derivative counterparties also include provisions that if not met, could result in the Company being declared in default. If the Company were to be declared in default, the counterparty could terminate the derivative positions and the Company and the counterparty would be required to settle their obligations under the agreements. At September 30, 2018, the Company had no derivatives in a net liability position under these agreements.

Mortgage Derivatives

Risk Management Objective of Mortgage Lending Activities

The Company also maintains a risk management program to manage interest rate risk and pricing risk associated with its mortgage lending activities. The risk management program includes the use of forward contracts and other derivatives that are recorded in the financial statements at fair value and are used to offset changes in value of the mortgage inventory due to changes in market interest rates. As a normal part of our operations, we enter into derivative contracts to economically hedge risks associated with overall price risk related to interest rate lock commitments (“IRLCs”) and mortgage loans held-for-sale for which the fair value option has been elected. Fair value changes occur as a result of interest rate movements as well as changes in the value of the associated servicing. Derivative instruments used include forward sale commitments and IRLCs.

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company’s practice to enter into forward commitments for the future delivery of mortgage loans in order to economically hedge the effect of changes in interest rates resulting from interest rate lock commitments.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit and Collateral Risks for Mortgage Lending Activities

The Company’s underlying risks are primarily related to interest rates and forward sales commitments entered into as part of its mortgage banking activities. Forward sales commitments are contracts for the delayed delivery or net settlement of an underlying instrument, such as a mortgage loan, in which the seller agrees to deliver on a specified future date, either a specified instrument at a specified price or yield or the net cash equivalent of an underlying instrument. These hedges are used to preserve the Company’s position relative to future sales of mortgage loans to third parties in an effort to minimize the volatility of the expected gain on sale from changes in interest rate and the associated pricing changes.

Derivative Fair Values

The table below presents the fair values of the Company’s derivatives at the dates presented (dollars in thousands):

	Derivative Assets (1)		Derivative Liabilities (1)
	September 30, 2018	December 31, 2017	September 30, 2018	December 31, 2017
Derivatives Designated as Hedging Instruments
Interest rate swaps and caps	$4,656	$2,011	$—	$116

Total	$4,656	$2,011	$—	$116

Derivatives Not Designated as Hedging Instruments
Mortgage derivatives	$—	$616	$—	$238

Total	$—	$616	$—	$238

(1)

All derivative assets are located in “Other Assets” on the consolidated statements of financial condition and all derivative liabilities are located in “Other Liabilities” on the consolidated statements of financial condition.

The tables below presents the effect of fair value and cash flow hedge accounting on the consolidated statements of income for the periods presented (dollars in thousands):

	Three Months Ended
	September 30
	2018			2017
	Interest Income	Interest Expense	Noninterest Income	Interest Income	Interest Expense	Noninterest Income
Total amounts of income and expense line items presented in the consolidated statements of income	$66,624	$8,039	$9,738	$47,702	$3,370	$9,682
Gain (loss) on fair value hedging relationships in Subtopic 815-20
Interest rate swaps:
Hedged items	(457)	—	—	—	—	(55)
Derivatives designated as hedging instruments	434	—	—	—	—	3
Gain (loss) on cash flow hedging relationships in Subtopic 815-20
Interest rate caps:
Amount of loss reclassified from accumulated other comprehensive loss into income	—	—	—	—	379	—

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Nine Months Ended
	September 30
	2018			2017
	Interest Income	Interest Expense	Noninterest Income	Interest Income	Interest Expense	Noninterest Income
Total amounts of income and expense line items presented in the consolidated statements of income	$190,873	$21,302	$31,116	$144,746	$9,978	$29,617
Gain (loss) on fair value hedging relationships in Subtopic 815-20
Interest rate swaps:
Hedged items	(2,773)	—	—	—	—	(138)
Derivatives designated as hedging instruments	2,961	—	—	—	—	35
Gain (loss) on cash flow hedging relationships in Subtopic 815-20
Interest rate caps:
Amount of loss reclassified from accumulated other comprehensive loss into income	—	91	—	—	1,213	—

Derivatives Designated as Hedging Instruments

Fair Value Hedges

The Company uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps, designated as fair value hedges, involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed payments over the life of the agreements without the exchange of the underlying notional amount. The gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in earnings. At September 30, 2018 and December 31, 2017, the Company had 67 and 84 interest rate swaps with an aggregate notional amount of $115.4 million and $141.9 million, designated as fair value hedges associated with the Company’s fixed rate loan program.

The tables below presents the effect of fair value hedges on the consolidated statements of financial condition for the periods presented (dollars in thousands):

Line Item in the Statement of Financial Condition in Which the Hedged Item Is Included	Carrying Amount of the Hedged Asset		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Asset
	September 30, 2018	December 31, 2017	September 30, 2018	December 31, 2017
Loans	$108,206	$139,391	$(4,528)	$(1,892)

Total	$108,206	$139,391	$(4,528)	$(1,892)

Cash Flow Hedges

The Company used interest rate caps as part of its interest rate risk management strategy. Interest rate caps, designated as cash flow hedges, involve the payment of a premium to a counterparty based on the notional size and cap strike rate. The Company’s former cash flow hedges were for the purpose of capping interest rates paid on deposits, which protected the Company in a rising rate environment. The caps were purchased during the first quarter of 2013 to hedge the variable cash outflows associated with these liabilities; they originally had a five-year life and notional value of $200.0 million. These caps expired in the first quarter of 2018. Amounts reported in AOCI related to derivatives were reclassified to interest expense as the interest rate cap premium was amortized over the life of the cap.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents the effect of the Company’s derivatives in cash flow hedging relationships for the periods presented (dollars in thousands):

		Three Months Ended		Nine Months Ended
		September 30		September 30
Interest Rate Products	Location	2018	2017	2018	2017
Amount of (loss) gain recognized in AOCI on derivatives	OCI	$—	$(30)	$(4)	$50
Amount of loss reclassified from AOCI into income	Interest expense	—	379	91	1,213

Amount of loss recognized in consolidated statements of comprehensive income		$—	$(409)	$(95)	$(1,163)

Derivatives Not Designated as Hedging Instruments

Interest Rate Swaps

At September 30, 2018, the Company had no interest rate swaps that were not designated as fair value hedges associated with the Company’s fixed rate loan program and recognized no related income statement impact during the three and nine months ended September 30, 2018. For the three and nine months ended September 30, 2017, there were net losses of $68,000 and $124,000, respectively, recorded in the income statement for the interest rate swaps not designated as hedging instruments.

Mortgage Derivatives

Mortgage derivative fair value assets and liabilities are recorded in “Other Assets” and “Other Liabilities,” respectively, on the consolidated statements of financial condition. At September 30, 2018 and December 31, 2017, the fair value of mortgage derivative assets was $0 and $616,000, respectively, and the fair value of mortgage derivative liabilities was $0 and $238,000, respectively. At September 30, 2018 and December 31, 2017, the Company had approximately $0 and $36.3 million, respectively, of interest rate lock commitments, and $0 and $55.8 million, respectively, of forward commitments for the future delivery of residential mortgage loans. The net loss related to interest rate lock commitments for the three months ended September 30, 2018 was $849,000, compared to a loss of $79,000 for the same period in 2017. The net loss related to interest rate lock commitments for the nine months ended September 30, 2018 was $307,000 , compared to a gain of $250,000 for the same period in 2017. The net gain for forward commitments related to these mortgage loans was $535,000 for the three months ended September 30, 2018, compared to a net loss of $66,000 for the same period in 2017. The net losses for forward commitments were $71,000 and $748,000 for the nine months ended September 30, 2018 and 2017, respectively.

The table below presents the effect of the Company’s derivatives not designated as hedging instruments for the periods presented (dollars in thousands):

		Three Months Ended		Nine Months Ended
		September 30		September 30
Interest Rate Products	Location	2018	2017	2018	2017
Amount of loss recognized in income on interest rate swaps	Noninterest income	$—	$(68)	$—	$(124)
Amount of (loss) gain recognized in income on interest rate lock commitments	Noninterest income	(849)	(79)	(307)	250
Amount of gain (loss) gain recognized in income on forward commitments	Noninterest income	535	(66)	(71)	(748)

Total loss recognized in income on derivatives not designated as hedging instruments		$(314)	$(213)	$(378)	$(622)

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: BALANCE SHEET OFFSETTING AND REPURCHASE AGREEMENTS

Balance Sheet Offsetting

Certain financial instruments, including repurchase agreements and derivatives (interest rate swaps and caps), may be eligible for offset in the consolidated statements of financial condition and/or subject to master netting arrangements or similar agreements; however, the Company does not offset assets and liabilities under these arrangements for financial statement presentation purposes.

The table below presents information about the Company’s financial instruments that are eligible for offset in the consolidated statements of financial condition at the dates presented (dollars in thousands):

	Gross Amounts Recognized	Gross Amounts Offset on the Statement of Financial Condition	Net Amounts Presented on the Statement of Financial Condition	Gross Amounts Not Offset on the Statement of Financial Condition		Net Amount
				Financial Instruments	Collateral Received/ Posted (1)
September 30, 2018
Offsetting Assets
Interest rate swaps and caps	$4,656	$—	$4,656	$—	$(4,502)	$154
Offsetting Liabilities
Interest rate swaps and caps	$—	$—	$—	$—	$—	$—
Repurchase agreements	33,621	—	33,621	—	(33,621)	—

Total liabilities	$33,621	$—	$33,621	$—	$(33,621)	$—

December 31, 2017
Offsetting Assets
Interest rate swaps and caps	$2,011	$—	$2,011	$(116)	$(1,895)	$—
Offsetting Liabilities
Interest rate swaps and caps	$116	$—	$116	$(116)	$—	$—
Repurchase agreements	25,209	—	25,209	—	(25,209)	—

Total liabilities	$25,325	$—	$25,325	$(116)	$(25,209)	$—

(1)	The application of collateral cannot reduce the net amount below zero; therefore, excess collateral received/posted is not reflected in this table. All positions are fully collateralized.

Repurchase Agreements

The Company utilizes securities sold under repurchase agreements to facilitate the needs of its customers. Securities sold under repurchase agreements consist of balances in the transaction accounts of commercial customers swept nightly to an overnight investment account and are collateralized with investment securities having a market value no less than the balance borrowed. The investment securities pledged are subject to market fluctuations as well as prepayments of principal. The Company monitors the risk of the fair value of its pledged collateral falling below the balance of the repurchase agreements on a daily basis and may be required to provide additional collateral. Securities pledged as collateral are maintained with a safekeeping agent.

At September 30, 2018 and December 31, 2017, securities sold under repurchase agreements were $33.6 million and $25.2 million, respectively, all of which mature on an overnight and continuous basis. At both September 30, 2018 and December 31, 2017, investment securities pledged for the outstanding repurchase agreements consisted of U.S. government sponsored agency mortgage-backed securities.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: REGULATORY MATTERS

Regulatory Capital Requirements

Beginning on January 1, 2015, the Company and State Bank became subject to the provisions of the Basel III final rule that governs the regulatory capital calculation, including transitional, or phase-in, provisions. The methods for calculating the risk-based capital ratios will change as the provisions of the Basel III final rule related to the numerator (capital) and denominator (risk-weighted assets) are fully phased in on January 1, 2019. The ongoing methodological changes will result in differences in the reported capital ratios from one reporting period to the next that are independent of applicable changes in the capital base, asset composition, off-balance sheet exposures or risk profile.

Beginning on January 1, 2016, the Company and State Bank must maintain a capital conservation buffer to avoid restrictions on capital distributions or discretionary bonus payments. This buffer must consist solely of Common Equity Tier 1 Capital, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital) in addition to the minimum risk-based capital requirements. The capital conservation buffer required for 2018 is common equity equal to 1.875% of risk-weighted assets and will increase by .625% per year until reaching 2.5% beginning January 1, 2019.

The minimum regulatory capital ratios and ratios to be considered well-capitalized under prompt corrective action provisions at both September 30, 2018 and December 31, 2017 are presented in the table below:

Capital Ratio Requirements	Minimum Requirement	Well-capitalized (1)
Common Equity Tier 1 (CET1) capital ratio	4.50%	6.50%
Tier 1 risk-based capital ratio	6.00%	8.00%
Total risk-based capital ratio	8.00%	10.00%
Tier 1 leverage ratio	4.00%	5.00%

(1)	The prompt corrective action provisions are only applicable at the bank level.

At September 30, 2018 and December 31, 2017, the Company and State Bank exceeded all regulatory capital adequacy requirements to which they were subject.

The Company’s regulatory ratios at the dates indicated are presented in the table below (dollars in thousands):

	September 30, 2018			December 31, 2017
	Actual		Required	Actual		Required
Company	Amount	Ratio	Minimum Amount	Amount	Ratio	Minimum Amount
Common Equity Tier 1 (CET1) capital ratio	$579,770	12.89%	$202,409	$547,822	12.61%	$195,433
Tier 1 risk-based capital ratio	579,770	12.89%	269,878	547,822	12.61%	260,578
Total risk-based capital ratio	614,559	13.66%	359,838	576,572	13.28%	347,437
Tier 1 leverage ratio	579,770	11.85%	195,697	547,822	11.24%	194,924

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

State Bank’s regulatory ratios at the dates indicated are presented in the table below (dollars in thousands):

	September 30, 2018				December 31, 2017
	Actual		Required		Actual		Required
State Bank	Amount	Ratio	Minimum Amount	Well Capitalized Amount	Amount	Ratio	Minimum Amount	Well Capitalized Amount
Common Equity Tier 1 (CET1) capital ratio	$515,147	11.45%	$202,547	$292,567	$481,135	11.10%	$194,972	$281,626
Tier 1 risk-based capital ratio	515,147	11.45%	270,062	360,083	481,135	11.10%	259,962	346,617
Total risk-based capital ratio	549,936	12.22%	360,083	450,104	509,885	11.77%	346,617	433,271
Tier 1 leverage ratio	515,147	10.54%	195,430	244,288	481,135	9.90%	194,429	243,037

Regulatory Restrictions on Dividends

Regulatory policy statements provide that generally bank holding companies should pay dividends only out of current operating earnings and that the level of dividends must be consistent with current and expected capital requirements. Dividends received from State Bank have been the primary source of funds available for the declaration and payment of dividends to the Company’s common shareholders.

Federal and state banking laws and regulations restrict the amount of dividends banks may distribute without prior regulatory approval. At September 30, 2018, State Bank had no capacity to pay dividends to the Company without prior regulatory approval.

At September 30, 2018, the Company had $65.1 million in cash and due from bank accounts, which can be used for additional capital as needed by State Bank, payment of holding company expenses, payment of dividends to shareholders, or for other corporate purposes.

NOTE 11: COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In order to meet the financing needs of its customers, the Company maintains financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit, interest rate and/or liquidity risk. Such financial instruments are recorded when they are funded and the related fees are generally recognized when collected.

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed maturity dates or other termination clauses with required fee payments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The amount of collateral required, if deemed necessary upon extension of credit, is determined on a case by case basis by management through credit evaluation of the customer.

Standby letters of credit are commitments guaranteeing performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements. In order to minimize its exposure, the Company’s credit policies govern the issuance of standby letters of credit.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Company’s commitments is as follows (dollars in thousands):

	September 30, 2018	December 31, 2017
Commitments to extend credit:
Fixed	$99,290	$65,117
Variable	966,924	914,524
Letters of credit:
Fixed	5,628	5,978
Variable	6,998	11,428

Total commitments	$1,078,840	$997,047

The fixed rate loan commitments have maturities ranging from one month to twelve years. Management takes appropriate actions to mitigate interest rate risk associated with these fixed rate commitments through various measures including, but not limited to, the use of derivative financial instruments.

Contingent Liabilities

Mortgage loan sales agreements contain covenants that may, in limited circumstances, require the Company to repurchase or indemnify the investors for losses or costs related to the loans the Company has sold. As a result of the potential recourse provisions, the Company maintains a recourse liability for mortgage loans sold to investors. At September 30, 2018, the recourse liability was $280,000.

Furthermore, in the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 12: FAIR VALUE

Overview

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Financial Accounting Standards Board’s Accounting Standards Codification Topic 820 (“ASC 820”) Fair Value Measurements and Disclosures establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Fair Value Hierarchy

Level 1

Valuation is based on inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2

Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as interest rates, yield curves observable at commonly quoted intervals, and other market-corroborated inputs.

Level 3

Valuation is generated from techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s valuation process. For the nine months ended September 30, 2018 and the year ended December 31, 2017, there were no transfers between levels.

Fair Value Option

ASC 820 allows companies to report selected financial assets and liabilities at fair value using the fair value option. The changes in fair value are recognized in earnings and the assets and liabilities measured under this methodology are required to be displayed separately on the balance sheet. The Company made the election to record mortgage loans held-for-sale at fair value under the fair value option, which allows for a more effective offset of the changes in fair values of the loans and the derivative instruments used to hedge them without the burden of complying with the requirements for hedge accounting.

Financial Assets and Financial Liabilities Measured on a Recurring Basis

The Company uses the following methods and assumptions in estimating the fair value of its financial assets and financial liabilities on a recurring basis:

Investment Securities Available-for-Sale

At September 30, 2018, the Company’s investment portfolio primarily consisted of U.S. government agency mortgage-backed securities, nonagency mortgage-backed securities, U.S. government securities, municipal securities, asset-backed securities, and corporate securities. Fair Values for U.S. Treasury and equity securities are determined by obtaining quoted prices on nationally recognized securities exchanges utilizing Level 1 inputs. Other securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs. The fair value of other securities classified as available-for-sale are determined using widely accepted valuation techniques including matrix pricing and broker-quote-based applications. Inputs may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other relevant items. The Company reviews the prices supplied by the independent pricing service, as well as their underlying pricing methodologies, for reasonableness and to ensure such prices are aligned with traditional pricing matrices. From time to time, the Company validates the appropriateness of the valuations provided by the independent pricing service to prices obtained from an additional third party or prices derived using internal models.

Hedged Loans

Loans involved in fair value hedges are recorded at fair value on a recurring basis. The estimated fair value is determined using Level 2 inputs consistent with the valuation methodology for interest rate swaps discussed below. The Company does not record other loans held for investment at fair value on a recurring basis.

Mortgage Loans Held-for-Sale

Mortgage loans held-for-sale are recorded at fair value on a recurring basis. The estimated fair value is determined using Level 2 inputs based on observable data such as the existing forward commitment terms or the current market value of similar loans. Interest income is recorded in interest income on the consolidated statements of income and is based on the contractual terms of the loan. None of these loans were 90 days or more past due or on nonaccrual at September 30, 2018.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At September 30, 2018, the aggregate fair value of the Company’s mortgage loans held-for-sale was $13.3 million and the contractual balance including accrued interest was $13.0 million, with a fair value mark totaling $292,000. The Company recognized a loss of $869,000 and a loss of $252,000 for the three and nine months ended September 30, 2018, respectively, related to the change in fair value of the mortgage loans held-for-sale, included in “mortgage banking income” on the consolidated statements of income. For the three and nine months ended September 30, 2017, the amount recognized related to the change in fair value of the mortgage loans held-for-sale was a gain of $63,000 and a gain of $545,000, respectively.

Derivative Financial Instruments

Interest Rate Swaps and Caps

The Company uses interest rate swaps to provide longer-term fixed rate funding to its customers and interest rate caps to mitigate the interest rate risk on its variable rate liabilities. The majority of these derivatives are traded within highly active dealer markets. In order to determine the fair value of these instruments, the Company utilizes the exchange price or dealer market price for the particular derivative contract. Therefore, these derivative contracts are classified as Level 2. The Company utilizes an independent third party valuation company to validate the dealer prices. In cases where significant credit valuation adjustments are incorporated into the estimation of fair value, reported amounts are considered to have been derived utilizing Level 3 inputs.

The Company evaluates the credit risk of its counterparties as well as that of the Company. The Company has considered factors such as the likelihood of default by the Company and its counterparties, its net exposures, and remaining contractual life, among other things, in determining if any fair value adjustments related to credit risk are required. Counterparty exposure is evaluated by netting positions that are subject to master netting arrangements, as well as considering the amount of collateral securing the position. The Company reviews its counterparty exposure on a regular basis, and, when necessary, appropriate business actions are taken to adjust the exposure. The Company also utilizes this approach to estimate its own credit risk on derivative liability positions. To date, the Company has not realized any losses due to a counterparty’s inability to pay any net uncollateralized position.

Mortgage Derivatives

Mortgage derivatives include interest rate lock commitments to originate residential mortgage loans held-for-sale. The Company relies on an internal valuation model to estimate the fair value of its interest rate lock commitments to originate residential mortgage loans held-for-sale. The model groups the interest rate lock commitments by interest rate and term, applies an estimated pull-through rate based on historical experience, and then multiplies by quoted investor prices which were determined to be reasonably applicable to the loan commitment group based on interest rate, term, and rate lock expiration date of the loan commitment group. While there are Level 2 and 3 inputs used in the valuation model, the Company has determined that the majority of the inputs significant in the valuation of the interest rate lock commitments fall within Level 3 of the fair value hierarchy. Changes in the fair values of these derivatives are included in “mortgage banking income” on the consolidated statements of income.

Mortgage derivatives also include forward commitments to sell residential mortgage loans to various investors when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitment to fund loans. The Company also relies on an internal valuation model to estimate the fair value of its forward commitments to sell residential mortgage loans (i.e., an estimate of what the Company would receive or pay to terminate the forward delivery contract based on market prices for similar financial instruments), which includes matching specific terms and maturities of the forward commitments against applicable investor pricing available (Level 2). Changes in the fair values of these derivatives are included in “mortgage banking income” on the consolidated statements of income.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SBA Servicing Rights

The Company has the rights to service a portfolio of SBA loans. The SBA servicing rights are measured at fair value when loans are sold on a servicing retained basis. The servicing rights are subsequently measured at fair value on a recurring basis utilizing Level 3 inputs. Management uses a model operated and maintained by a third party to calculate the present value of future cash flows using the third party’s market-based assumptions. The future cash flows for each asset are based on the asset’s unique characteristics and the third party’s market-based assumptions for prepayment speeds, default and voluntary prepayments. For non-guaranteed portions of servicing assets, future cash flows are estimated using loan specific assumptions for losses and recoveries. Adjustments to fair value are recorded as a component of “SBA income” on the consolidated statements of income. Please reference Note 7 for the roll-forward of the SBA servicing rights asset at fair value utilizing level 3 inputs.

The following tables present financial assets and financial liabilities measured at fair value on a recurring basis at the dates indicated, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (dollars in thousands):

September 30, 2018	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Equity securities - financial services industry	$—	$1,515	$—	$1,515
U.S. Government securities	—	66,698	—	66,698
Residential mortgage-backed securities - nonagency	—	82,707	—	82,707
Residential mortgage-backed securities - agency	—	507,786	—	507,786
Corporate securities	—	115,178	—	115,178
Hedged loans	—	108,206	—	108,206
Mortgage loans held-for-sale	—	13,294	—	13,294
Interest rate swaps and caps	—	4,656	—	4,656
SBA servicing rights	—	—	3,842	3,842

Total recurring assets at fair value	$—	$900,040	$3,842	$903,882

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Equity securities - financial services industry	$—	$1,515	$—	$1,515
U.S. Government securities	—	69,559	—	69,559
Residential mortgage-backed securities - nonagency	—	118,710	—	118,710
Residential mortgage-backed securities - agency	—	575,849	—	575,849
Corporate securities	—	108,337	—	108,337
Hedged loans	—	139,391	—	139,391
Mortgage loans held for sale	—	25,791	—	25,791
Mortgage derivatives	—	101	515	616
Interest rate swaps and caps	—	2,011	—	2,011
SBA servicing rights	—	—	4,069	4,069

Total recurring assets at fair value	$—	$1,041,264	$4,584	$1,045,848

Liabilities:
Interest rate swaps and caps	$—	$116	$—	$116
Mortgage derivatives	—	38	200	238

Total recurring liabilities at fair value	$—	$154	$200	$354

Changes in the carrying value of mortgage derivatives utilizing Level 3 inputs are presented in the following tables for the periods presented (dollars in thousands):

	Three Months Ended September 30		Nine Months Ended September 30
	2018		2018
Mortgage Derivatives	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Balance, beginning of period	$961	$435	$515	$200
Issuances (1)	—	—	1,031	740
Settlements and closed loans (1)	(961)	(435)	(1,546)	(940)

Balance, end of period	$—	$—	$—	$—

	Three Months Ended September 30		Nine Months Ended September 30
	2017		2017
Mortgage Derivatives	Other Assets	Other Liabilities	Other Assets	Other Liabilities
Balance, beginning of period	$890	$385	$699	$445
Issuances (1)	339	339	1,543	1,167
Settlements and closed loans (1)	(492)	(385)	(1,505)	(1,273)

Balance, end of period	$737	$339	$737	$339

(1)

The change in fair value, recorded as a component of “mortgage banking income” on the consolidated statements of income, was a loss of $526,000 and a loss of $315,000 for the three and nine months ended September 30, 2018, respectively. The change in fair value resulted in a loss of $107,000 and a gain of $144,000 for the three and nine months ended September 30, 2017, respectively.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Assets Measured on a Nonrecurring Basis

The Company uses the following methods and assumptions in estimating the fair value of its financial assets on a nonrecurring basis:

Impaired Loans

Loans, excluding purchased credit impaired loans, are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The fair values of impaired loans are measured on a nonrecurring basis and are based on the underlying collateral value of each loan if repayment is expected solely from the collateral. Collateral values are estimated using Level 2 inputs that are based on observable market data such as an appraisal. Updated appraisals are obtained on at least an annual basis. Level 3 inputs are based on the Company’s customized discounting criteria when management determines the fair value of the collateral is further impaired.

The following table presents financial assets measured at fair value on a nonrecurring basis at the dates indicated, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (dollars in thousands):

	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2018
Impaired loans	$—	$—	$71,959	$71,959

Total nonrecurring assets at fair value	$—	$—	$71,959	$71,959

December 31, 2017
Impaired loans	$—	$—	$11,804	$11,804

Total nonrecurring assets at fair value	$—	$—	$11,804	$11,804

Impaired loans, excluding purchased credit impaired loans, that are measured for impairment using the fair value of collateral for collateral dependent loans had recorded investments of $74.0 million and $13.0 million with respective valuation allowances of $2.1 million and $1.2 million at September 30, 2018 and December 31, 2017, respectively.

Nonfinancial Assets Measured on a Nonrecurring Basis

The Company uses the following methods and assumptions in estimating the fair values of its nonfinancial assets on a nonrecurring basis:

Other Real Estate Owned

Other real estate owned (“OREO”) consists of real estate acquired through foreclosure or a deed in lieu of foreclosure in satisfaction of a loan, OREO acquired in a business acquisition, and banking premises no longer used for a specific business purpose. Real estate obtained in satisfaction of a loan is initially recorded at the lower of the principal investment in the loan or the fair value of the collateral less estimated costs to sell at the time of foreclosure with any excess in loan balance charged against the allowance for loan and lease losses. OREO acquired in a business acquisition is recorded at fair value on Day 1 of the acquisition. Banking premises no longer used for a specific business purpose is transferred into OREO at the lower of its carrying value or fair value less estimated costs to sell with any excess in the carrying value charged to noninterest expense. For all fair value estimates of the real estate properties, management considers a number of factors such as appraised values, estimated selling prices, and current market conditions, resulting in a Level 3 classification. Management periodically reviews the carrying value of OREO for impairment and adjusts the values as appropriate through noninterest expense.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents nonfinancial assets measured at fair value on a nonrecurring basis at the dates indicated, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (dollars in thousands):

	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2018
Other real estate owned	$—	$—	$5,949	$5,949

December 31, 2017
Other real estate owned	$—	$—	$1,204	$1,204

The following table is a reconciliation of the fair value measurement of other real estate owned disclosed in accordance with ASC 820 to the amount recorded on the consolidated statement of financial condition at the dates indicated (dollars in thousands):

	September 30, 2018	December 31, 2017
Other real estate owned:
Other real estate owned at fair value	$5,949	$1,204
Estimated selling costs and other adjustments	(507)	(309)

Other real estate owned	$5,442	$895

Unobservable Inputs for Level 3 Fair Value Measurements

The following tables provide information describing the unobservable inputs used in Level 3 fair value measurements at the dates indicated (dollars in thousands):

September 30, 2018	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
SBA servicing rights	$3,842	Discounted cash flows	Discount rate	9% - 27% (13%)
			Prepayment speed	6% - 15% (12%)
Impaired loans - collateral dependent	$71,959	Third party appraisal	Management discount for property type and recent market volatility	0% - 100% (3%)
Other real estate owned	$5,949	Third party appraisal	Management discount for property type and recent market volatility	0% - 50% (3%)

December 31, 2017	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
SBA servicing rights	$4,069	Discounted cash flows	Discount rate	10% - 22% (13%)
			Prepayment speed	4% - 13% (9%)
Mortgage derivatives - asset	$515	Pricing model	Pull-through rate	84%
Mortgage derivatives - liability	$200	Pricing model	Pull-through rate	84%
Impaired loans - collateral dependent	$11,804	Third party appraisal	Management discount for property type and recent market volatility	0% - 50% (9%)
Other real estate owned	$1,204	Third party appraisal	Management discount for property type and recent market volatility	0% - 33% (12%)

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Assets and Financial Liabilities

The following table includes the estimated fair value of the Company’s financial assets and financial liabilities at the dates indicated (dollars in thousands).

		September 30, 2018		December 31, 2017
	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	Level 1	$207,927	$207,927	$230,877	$230,877
Equity securities	Level 2	1,515	1,515	1,515	1,515
Investment securities available-for-sale	Level 2	772,369	772,369	872,455	872,455
Investment securities held-to-maturity	Level 2 & 3	13,000	13,035	32,852	33,351
Loans held-for-sale	Level 2	30,676	32,160	36,211	37,580
Loans, net	Level 2 & 3	3,602,545	3,624,999	3,503,443	3,513,057
Other real estate owned	Level 3	5,442	5,949	895	1,204
Interest rate swaps and caps	Level 2	4,656	4,656	2,011	2,011
Mortgage derivatives	Levels 2 & 3	—	—	616	616
SBA servicing rights	Level 3	3,842	3,842	4,069	4,069
Accrued interest receivable	Level 2	16,790	16,790	14,906	14,906
Federal Home Loan Bank stock	Level 3	4,452	4,452	4,651	4,651
Liabilities:
Deposits	Level 2	$4,186,914	$4,185,897	$4,243,135	$4,237,883
Federal funds purchased and securities sold under agreements to repurchase	Level 2	33,621	33,621	25,209	25,209
Notes payable	Level 2	—	—	398	398
Interest rate swaps and caps	Level 2	—	—	116	116
Mortgage derivatives	Levels 2 & 3	—	—	238	238
Accrued interest payable	Level 2	4,856	4,856	3,750	3,750

The fair value of financial instruments not measured at fair value on a recurring or nonrecurring basis are measured using an exit price notion for periods beginning after January 1, 2018. Prior to January 1, 2018, fair value for such instruments was estimated primarily based on the net present value of future cash flows.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13: EARNINGS PER SHARE

The Company has granted stock compensation awards with nonforfeitable dividend rights which are considered participating securities. As such, earnings per share is calculated using the two-class method. Basic earnings per share is calculated by dividing net income allocated to common shareholders by the weighted average number of common shares outstanding during the period which excludes the participating securities. Diluted earnings per share includes the dilutive effect of additional potential common shares from stock compensation awards and warrants. There were no anti-dilutive securities excluded from the computation of earnings per share in the periods presented.

Earnings per share have been computed based on the following weighted average number of common shares outstanding (dollars in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Numerator:
Net income per consolidated statements of income	$17,955	$14,436	$54,087	$41,197
Net income allocated to participating securities	(400)	(389)	(1,342)	(1,095)

Net income allocated to common stock	$17,555	$14,047	$52,745	$40,102

Basic earnings per share computation:
Net income allocated to common stock	$17,555	$14,047	$52,745	$40,102

Weighted average common shares outstanding, including shares considered participating securities	39,064,072	38,969,619	39,057,314	38,928,833
Less: Average participating securities	(870,973)	(1,050,866)	(968,936)	(1,034,448)

Weighted average shares	38,193,099	37,918,753	38,088,378	37,894,385

Basic earnings per share	$.46	$.37	$1.38	$1.06

Diluted earnings per share computation:
Net income allocated to common stock	$17,555	$14,047	$52,745	$40,102

Weighted average common shares outstanding for basic earnings per share	38,193,099	37,918,753	38,088,378	37,894,385
Weighted average dilutive grants	18,377	44,388	22,560	49,586

Weighted average shares and dilutive potential common shares	38,211,476	37,963,141	38,110,938	37,943,971

Diluted earnings per share	$.46	$.37	$1.38	$1.06

NOTE 14: ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income, or AOCI, is reported as a component of shareholders’ equity. AOCI can include, among other items, unrealized holding gains and losses on investment securities available-for-sale, unrealized gains and losses on investment securities available-for-sale transferred to held-to-maturity, and gains and losses on derivative instruments that are designated as, and qualify as, cash flow hedges. Unrealized holding gains and losses on securities transferred to held-to-maturity are amortized over the estimated remaining life of the security as an adjustment to yield, offsetting the related amortization/accretion of the net premium/discount created in the transfer. The components of AOCI are reported net of related tax effects.

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of AOCI and changes in those components for the periods presented are as follows (dollars in thousands):

	Debt Securities Available-for-Sale	Held-to-Maturity Securities Transferred from Available-For-Sale	Cash Flow Hedges (Effective Portion)	Total
Three Months Ended
September 30, 2018
Balance, beginning of period	$(9,791)	$(7)	$—	$(9,798)

Other comprehensive loss before income taxes:
Net change in unrealized losses	(3,232)	—	—	(3,232)
Amounts reclassified for net gains realized and included in earnings	(181)	—	—	(181)
Transfer of unrealized gain from held-to-maturity to available-for-sale	—	—	—	—
Amortization of net unrealized losses on securities transferred to held-to-maturity	—	7	—	7

Income tax benefit	(863)	—	—	(863)

Balance, end of period	$(12,341)	$—	$—	$(12,341)

September 30, 2017
Balance, beginning of period	$(905)	$(131)	$(523)	$(1,559)

Other comprehensive income before income taxes:
Net change in unrealized gains (losses)	1,634	—	(30)	1,604
Amounts reclassified for net (gains) losses realized and included in earnings	(3)	—	379	376
Amortization of net unrealized losses on securities transferred to-held-to-maturity	—	(4)	—	(4)

Income tax expense	625	—	135	760

Balance, end of period	$101	$(135)	$(309)	$(343)

Nine Months Ended
September 30, 2018
Balance, beginning of period	$(2,523)	$21	$(65)	$(2,567)

Other comprehensive loss before income taxes:
Net change in unrealized losses	(12,292)	—	(4)	(12,296)
Amounts reclassified for net (gains) losses realized and included in earnings	(431)	—	91	(340)
Transfer of unrealized gain from held-to-maturity to available-for-sale	—	(51)	—	(51)
Amortization of net unrealized losses on securities transferred to-held-to-maturity	—	30	—	30
Adoption of ASU 2016-01	23	—	—	23

Income tax (benefit) expense	(2,882)	—	22	(2,860)

Balance, end of period	$(12,341)	$—	$—	$(12,341)

STATE BANK FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Debt Securities Available-for-Sale	Held-to-Maturity Securities Transferred from Available-For-Sale	Cash Flow Hedges (Effective Portion)	Total
September 30, 2017
Balance, beginning of period	$(1,200)	$(175)	$(1,082)	$(2,457)

Other comprehensive income before income taxes:
Net change in unrealized gains	2,148	—	50	2,198
Amounts reclassified for net (gains) losses realized and included in earnings	(28)	—	1,213	1,185
Amortization of net unrealized losses on securities transferred to-held-to-maturity	—	40	—	40

Income tax expense	819	—	490	1,309

Balance, end of period	$101	$(135)	$(309)	$(343)

Reclassifications from AOCI into income for the periods presented are as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30		September 30
Reclassifications from AOCI into income and affected line items on Consolidated Statements of Income	2018	2017	2018	2017
Debt securities available-for-sale
Gain on sale of investment securities	$181	$3	$431	$28
Income tax expense	(46)	(1)	(109)	(11)

Net income	$135	$2	$322	$17

Cash flow hedges (effective portion)
Interest expense on deposits	$—	$(379)	$(91)	$(1,213)
Income tax benefit	—	145	23	466

Net income	$—	$(234)	$(68)	$(747)

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion analyzes our consolidated financial condition at September 30, 2018 as compared to December 31, 2017 and our results of operations for the three and nine months ended September 30, 2018 as compared to the three and nine months ended September 30, 2017. This discussion should be read in conjunction with our consolidated financial statements and accompanying footnotes appearing in this report and in conjunction with the financial statements and related notes in our 2017 Annual Report on Form 10-K.

We have made, and will continue to make, various forward-looking statements with respect to financial and business matters. Comments regarding our business that are not historical facts are considered forward-looking statements, which involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 1 of this report.

Business Overview

The Company is a bank holding company that was incorporated under the laws of the State of Georgia in January 2010 to serve as the holding company for State Bank and Trust Company (“State Bank”). State Bank is a Georgia state-chartered bank that opened in October 2005. Between July 24, 2009 and September 30, 2018, we successfully completed 17 bank acquisitions totaling $6.0 billion in assets and $5.2 billion in deposits.

In this report, unless the context indicates otherwise, all references to “we,” “us,” and “our” refer to State Bank Financial Corporation and our wholly-owned subsidiary, State Bank.

As a result of our acquisitions, we were transformed from a small community bank to a much larger commercial bank. We are now operating 32 full-service branches throughout seven of Georgia’s eight largest metropolitan statistical areas, or MSAs. At September 30, 2018, our total assets were $4.9 billion, our total loans receivable were $3.6 billion, our total deposits were $4.2 billion and our total shareholders’ equity was $664.2 million.

Recent Developments

Proposed Merger with Cadence Bancorporation

On May 11, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cadence Bancorporation, a Delaware corporation (“Cadence”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into Cadence, with Cadence continuing as the surviving corporation. Immediately following the completion of the merger, the Bank will merge with and into Cadence’s wholly-owned bank subsidiary, Cadence Bank, N.A. (“Cadence Bank”), with Cadence Bank continuing as the surviving bank. Subject to the terms and conditions of the Merger Agreement, if the merger is completed, Company shareholders will receive 1.160 shares of Cadence Class A common stock, par value $0.01 per share, for each share of Company common stock, par value $0.01 per share, they hold immediately prior to the merger, plus cash in lieu of fractional shares. The merger has been approved by both Cadence stockholders and Company shareholders.

The merger is expected to close in the fourth quarter of 2018, subject to receipt of certain regulatory approvals and satisfaction of other closing conditions.

Acquisition of AloStar Bank of Commerce

On September 30, 2017, State Bank completed its acquisition of AloStar Bank of Commerce (“AloStar”), an Alabama banking corporation. State Bank Interim Corp., a wholly-owned subsidiary of State Bank, merged with and into AloStar with AloStar as the surviving bank and immediately thereafter, AloStar merged with and into State Bank, with State Bank as the surviving bank. We paid total cash consideration of approximately $195.0 million for all outstanding shares of AloStar. With the acquisition of AloStar, we acquired banking operations in Birmingham, Alabama and Atlanta, Georgia. Banking operations in Birmingham were closed on January 31, 2018.

Quarterly Highlights

The following provides an overview of the major factors impacting our financial performance for the quarter ended September 30, 2018:

•

Net income for the quarter ended September 30, 2018 was $18.0 million, or $.46 per diluted share, compared to net income of $14.4 million, or $.37 per diluted share, for the quarter ended September 30, 2017.

•

Merger-related expenses for the quarter ended September 30, 2018 were $11.0 million, of which $9.8 million was related to the vesting of restricted stock in September 2018 upon receipt of shareholder approval of our pending merger with Cadence.

•

Our net interest income on a taxable equivalent basis was $58.6 million for the quarter ended September 30, 2018, an increase of $14.1 million, or 31.7%, from the quarter ended September 30, 2017. Our interest income increased $18.8 million for the quarter ended September 30, 2018, compared to the quarter ended September 30, 2017, primarily attributable to a $16.0 million increase in loan interest income, a $1.6 million increase in accretion income on loans and a $1.1 million increase in interest income on invested funds.

•

We experienced loan growth in both the three and nine months ended September 30, 2018. At September 30, 2018, total loans were $3.6 billion, an increase of $105.1 million, or 3.0%, from December 31, 2017. During the quarter ended September 30, 2018, organic loan growth was $123.1 million, partially offset by a decrease of $91.1 million in purchased credit impaired and purchased non-credit impaired loans.

•

The accretable discount on purchased credit impaired loans decreased $12.0 million to $45.9 million at September 30, 2018, compared to $57.9 million at December 31, 2017. We recognized $20.7 million in accretion income on purchased credit impaired loans during the nine months ended September 30, 2018, offset by transfers from nonaccretable to accretable discount of $8.7 million.

•	Asset quality remained sound at September 30, 2018 with annualized net charge-offs of .07% for the nine months ended September 30, 2018.

•

The average cost of funds increased 37 basis points to 75 basis points for the quarter ended September 30, 2018, compared to the same period in 2017, primarily due to an increase in the balance and rate on money market deposits, as well as time deposits acquired from AloStar during 2017. This compares favorably to the 100 basis point increase in the Federal Funds target rate over the same period.

•

The Company’s capital ratios exceeded all regulatory “well capitalized” guidelines, with a Tier 1 leverage ratio of 11.85%, CET1 and Tier 1 risk-based capital ratios of 12.89%, and a Total risk-based capital ratio of 13.66% at September 30, 2018.

•	During the third quarter of 2018, we declared and paid a cash dividend of $0.20 per common share to our shareholders.

Critical Accounting Policies

There have been no significant changes to our critical accounting policies from those disclosed in our 2017 Annual Report on Form 10-K. The reader should refer to the notes to our consolidated financial statements in our 2017 Annual Report on Form 10-K for a full disclosure of all critical accounting policies.

Financial Summary

The following table provides unaudited selected financial data at and for the periods presented. This data should be read in conjunction with the consolidated financial statements and the notes thereto in Item 1 and the information contained in this Item 2, including Table 2 below, “Non-GAAP Measures Reconciliation”.

Table 1 - Financial Highlights

Selected Financial Information

	2018			2017		Nine Months Ended September 30
(dollars in thousands, except per share amounts)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2018	2017
SELECTED RESULTS OF OPERATIONS
Interest income on loans	$51,553	$50,416	$48,444	$46,926	$35,400	$150,413	$104,332
Accretion income on loans	8,154	6,595	5,946	10,671	6,520	20,695	23,425
Interest income on invested funds	6,917	6,677	6,171	6,034	5,782	19,765	16,989

Total interest income	66,624	63,688	60,561	63,631	47,702	190,873	144,746
Interest expense	8,039	7,558	5,705	5,614	3,370	21,302	9,978

Net interest income	58,585	56,130	54,856	58,017	44,332	169,571	134,768
Provision for loan and lease losses (organic & PNCI loans)	2,100	2,556	2,650	2,050	1,300	7,306	4,131
Provision for loan and lease losses (purchased credit impaired loans)	109	(163)	558	798	(885)	504	(869)

Total provision for loan and lease losses	2,209	2,393	3,208	2,848	415	7,810	3,262
Total noninterest income	9,738	10,917	10,461	10,140	9,682	31,116	29,617
Total noninterest expense	46,318	39,983	39,268	40,684	31,571	125,569	98,133

Income before income taxes	19,796	24,671	22,841	24,625	22,028	67,308	62,990
Income tax expense	1,841	5,904	5,476	19,248	7,592	13,221	21,793

Net income	$17,955	$18,767	$17,365	$5,377	$14,436	$54,087	$41,197

COMMON SHARE DATA
Basic earnings per share	$.46	$.48	$.45	$.14	$.37	$1.38	$1.06
Diluted earnings per share	.46	.48	.44	.14	.37	1.38	1.06
Cash dividends declared per share	.20	.20	.20	.14	.14	.60	.42
Book value per share	17.12	16.79	16.58	16.45	16.48	17.12	16.48
Tangible book value per share (1)	14.70	14.38	14.15	14.00	14.01	14.70	14.01
Dividend payout ratio	43.48%	41.67%	45.45%	100.00%	37.84%	43.48%	39.62%
COMMON SHARES OUTSTANDING
Common stock	38,800,431	39,121,749	39,003,412	38,992,163	38,991,022	38,800,431	38,991,022
Weighted average shares outstanding:
Basic	38,193,099	38,038,181	38,032,007	38,009,181	37,918,753	38,088,378	37,894,385
Diluted	38,211,476	38,075,106	38,070,555	38,068,619	37,963,141	38,110,938	37,943,971
AVERAGE BALANCE SHEET HIGHLIGHTS
Loans (2)	$3,640,532	$3,662,142	$3,598,543	$3,603,482	$2,893,187	$3,634,790	$2,880,534
Assets	4,984,791	4,950,453	4,860,730	4,982,451	4,178,731	4,932,875	4,186,588
Deposits	4,255,026	4,200,187	4,084,844	4,248,553	3,437,329	4,180,643	3,424,940
Equity	662,112	650,919	642,787	645,409	638,620	651,970	627,926
Tangible equity (1)	568,242	556,403	547,620	549,564	550,002	557,457	538,874

Table 1 - Financial Highlights

Selected Financial Information

	2018			2017		Nine Months Ended September 30
(dollars in thousands, except per share amounts)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2018	2017
SELECTED ACTUAL BALANCES
Total assets	$4,924,077	$5,012,329	$4,892,297	$4,958,582	$5,148,483	$4,924,077	$5,148,483
Investment securities	786,884	853,927	892,770	906,822	978,630	786,884	978,630
Organic loans	2,786,843	2,663,722	2,515,318	2,365,843	2,304,653	2,786,843	2,304,653
Purchased non-credit impaired loans	725,741	793,089	945,679	990,736	1,064,477	725,741	1,064,477
Purchased credit impaired loans	124,750	148,462	157,524	175,614	203,660	124,750	203,660
Allowance for loan and lease losses	(34,789)	(33,335)	(31,317)	(28,750)	(26,842)	(34,789)	(26,842)
Interest-earning assets	4,646,548	4,739,613	4,627,393	4,688,665	4,867,167	4,646,548	4,867,167
Total deposits	4,186,914	4,302,704	4,184,432	4,243,135	4,241,085	4,186,914	4,241,085
Interest-bearing liabilities	3,069,024	3,129,599	3,119,816	3,077,636	3,087,284	3,069,024	3,087,284
Noninterest-bearing liabilities	1,190,876	1,225,811	1,125,827	1,239,395	1,418,609	1,190,876	1,418,609
Shareholders’ equity	664,177	656,919	646,654	641,551	642,590	664,177	642,590
PERFORMANCE RATIOS
Return on average assets (3)	1.43%	1.52%	1.45%	.43%	1.37%	1.47%	1.32%
Return on average equity (3)	10.76	11.56	10.96	3.31	8.97	11.09	8.77
Cost of funds	.75	.71	.55	.52	.38	.67	.38
Net interest margin (4)	4.93	4.82	4.86	4.91	4.51	4.87	4.62
Interest rate spread (4)	4.58	4.49	4.61	4.68	4.31	4.56	4.43
Efficiency ratio (5)	67.79	59.63	60.12	59.69	58.45	62.57	59.70
CAPITAL RATIOS
Average equity to average assets	13.28%	13.15%	13.22%	12.95%	15.28%	13.22%	15.00%
Leverage ratio	11.85	11.75	11.69	11.24	13.37	11.85	13.37
CET1 risk-based capital ratio	12.89	12.79	12.44	12.61	12.30	12.89	12.30
Tier 1 risk-based capital ratio	12.89	12.79	12.44	12.61	12.30	12.89	12.30
Total risk-based capital ratio	13.66	13.53	13.14	13.28	12.91	13.66	12.91
ORGANIC ASSET QUALITY RATIOS
Annualized net charge-offs (recoveries) to total average loans	.03%	.02%	.09%	.07%	.14%	.04%	.10%
Nonperforming loans to total loans	.38	.32	.39	.31	.24	.38	.24
Nonperforming assets to loans + ORE	.50	.48	.52	.31	.24	.50	.24
Past due loans to total loans	.34	.16	.22	.20	.12	.34	.12
Allowance for loan and lease losses to loans	.98	.99	.99	1.02	.99	.98	.99

(1)	Denotes a non-GAAP financial measure. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” and Table 2, “Non-GAAP Measures Reconciliation” for further information.
(2)

Includes quarter-to-date average nonaccrual loans of $32.0 million for third quarter 2018, $18.9 million for second quarter 2018, $12.9 million for first quarter 2018, $11.4 million for fourth quarter 2017 and $8.0 million for third quarter 2017.

(3)	Net income annualized for the applicable period.
(4)

Interest income annualized for the applicable period and calculated on a fully tax-equivalent basis using a tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018.

(5)	Noninterest expenses divided by net interest income plus noninterest income.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Certain financial measures included in this report, tangible book value per common share and average tangible equity, are financial measures that are not recognized by generally accepted accounting principles in the United States, or GAAP. These non-GAAP financial measures exclude the effect of the period end or average balance of intangible assets. Management believes that these non-GAAP financial measures provides additional useful information to investors, particularly since these measure are widely used by industry analysts for companies with prior merger and acquisition activities, such as us.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented in the accompanying table. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this report and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this report with other companies’ non-GAAP financial measures having the same or similar names.

Table 2 - Non-GAAP Measures Reconciliation

Selected Financial Information

	2018			2017		Nine Months Ended September 30
(dollars in thousands, except per share amounts)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2018	2017
BOOK VALUE PER COMMON SHARE RECONCILIATION
Book value per common share (GAAP)	$17.12	$16.79	$16.58	$16.45	$16.48	$17.12	$16.48
Effect of goodwill and other intangibles	(2.42)	(2.41)	(2.43)	(2.45)	(2.47)	(2.42)	(2.47)

Tangible book value per common share	$14.70	$14.38	$14.15	$14.00	$14.01	$14.70	$14.01

AVERAGE TANGIBLE EQUITY RECONCILIATION
Average equity (GAAP)	$662,112	$650,919	$642,787	$645,409	$638,620	$651,970	$627,926
Effect of average goodwill and other intangibles	(93,870)	(94,516)	(95,167)	(95,845)	(88,618)	(94,513)	(89,052)

Average tangible equity	$568,242	$556,403	$547,620	$549,564	$550,002	$557,457	$538,874

Results of Operations

Net Income

We reported net income of $18.0 million and $54.1 million for the three and nine months ended September 30, 2018, respectively, compared to net income of $14.4 million and $41.2 million for the same periods in 2017. Diluted earnings per common share were $.46 and $1.38 for the three and nine months ended September 30, 2018, respectively, compared to diluted earnings per common share of $.37 and $1.06 for the same periods in 2017.

Net Interest Income (Taxable Equivalent)

Net interest income, which is our primary source of earnings, is the difference between interest earned on interest-earning assets, as well as accretion income on purchased credit impaired loans and interest incurred on interest-bearing liabilities. Net interest income depends upon the relative mix of interest-earning assets and interest-bearing liabilities, the ratio of interest-earning assets to total assets and of interest-bearing liabilities to total funding sources, and movements in market interest rates.

Three Months Ended September 30, 2018 and 2017

Our net interest income on a taxable equivalent basis was $58.6 million for the three months ended September 30, 2018, an increase of $14.1 million, or 31.7%, from the three months ended September 30, 2017. This increase was primarily attributable to an increase in average loans, excluding purchased credit impaired loans, of $737.4 million compared to the three months ended September 30, 2017. An increase in average interest bearing deposits of $631.9 million, compared to the three months ended September 30, 2017, partially offset the impact of the increases in average loans, excluding purchased credit impaired loans. The increases in average loans, excluding purchased credit impaired loans, and interest bearing deposits are primarily attributable to our acquisition of AloStar, which was completed on September 30, 2017.

Our net interest spread on a taxable equivalent basis, which is the difference between the yields earned on average earning assets and the rates paid on average interest-bearing liabilities, was 4.58% for the three months ended September 30, 2018, compared to 4.31% for the same period in 2017, an increase of 27 basis points. Our net interest margin on a taxable equivalent basis, which is net interest income divided by average interest-earning assets, was 4.93% for the three months ended September 30, 2018 compared to 4.51% for the same period in 2017, an increase of 42 basis points.

The yield on average earning assets was 5.61% for the three months ended September 30, 2018, compared to 4.85% for the three months ended September 30, 2017, an increase of 76 basis points, driven primarily by an increase in the yield on loans, excluding purchased credit impaired loans, investment securities and purchased credit impaired loans. The yield on our purchased credit impaired loans can vary significantly from period to period depending largely on the timing of loan pool closings for our purchased credit impaired loans that are accounted for in pools, recoveries received on purchased credit impaired loans and the timing of customer payments. The increase of 321 basis points in our yield on purchased credit impaired loans was primarily due to an increase in loan recovery income of $1.8 million in the third quarter of 2018 compared to the same period in 2017, partially offset by the lower yield on the purchased credit impaired portfolios acquired in our recent acquisitions. Our yield on loans, excluding purchased credit impaired loans, was 5.85% for the three months ended September 30, 2018, compared to 5.11% for the same period in 2017, an increase of 74 basis points. The increase primarily resulted from a combination of higher rates on new loan originations and variable rate loans repricing at higher rates due to increases in index rates. The yield on our investment portfolio was 2.79% and 2.42% for the three months ended September 30, 2018 and 2017, respectively. The increase of 37 basis points compared to the prior period was primarily driven by variable rate securities repricing at higher rates due to increases in index rates and the reinvestment of some cash flows from securities into higher yielding bonds as market rates have increased.

The average rate on interest-bearing liabilities was 1.03% for the three months ended September 30, 2018, an increase of 49 basis points from the same period in 2017. The average rate paid on interest-bearing deposits was 1.04% and .53% for the three months ended September 30, 2018 and 2017, respectively. The increase of 51 basis points was primarily the result of an increase in the rate paid on savings and money market accounts, the assumption of higher-yielding internet time deposits in our acquisition of AloStar and a shift in the mix of interest-bearing deposits to time deposits. Our cost of funds was 75 basis points for the three months ended September 30, 2018, an increase of 37 basis points from the same period in 2017.

Nine Months Ended September 30, 2018 and 2017

Our net interest income on a taxable equivalent basis was $169.7 million for the nine months ended September 30, 2018, an increase of $34.4 million, or 25.5%, from the nine months ended September 30, 2017. This increase was primarily attributable to an increase in average loans, excluding purchased credit impaired loans, of $742.3 million compared to the nine months ended September 30, 2017. An increase in average interest bearing deposits of $592.3 million, compared to the nine months ended September 30, 2017, partially offset the impact of the increases in average loans, excluding purchased credit impaired loans. The increases in average loans, excluding purchased credit impaired loans, and interest bearing deposits are primarily attributable to our acquisition of AloStar, which was completed on September 30, 2017.

Our net interest spread on a taxable equivalent basis, which is the difference between the yields earned on average earning assets and the rates paid on average interest-bearing liabilities, was 4.56% for the nine months ended September 30, 2018, compared to 4.43% for the same period in 2017, an increase of 13 basis points. Our net interest margin on a taxable equivalent basis, which is net interest income divided by average interest-earning assets, was 4.87% for the nine months ended September 30, 2018 compared to 4.62% for the same period in 2017, an increase of 25 basis points.

The yield on average earning assets was 5.48% for the nine months ended September 30, 2018, compared to 4.96% for the nine months ended September 30, 2017, an increase of 52 basis points, driven primarily by an increase in the yield on loans, excluding purchased credit impaired loans, and investment securities, partially offset by a decrease in the yield on purchased credit impaired loans. The yield on our purchased credit impaired loans can vary significantly from period to period depending largely on the timing of loan pool closings for our purchased credit impaired loans that are accounted for in pools, recoveries received on purchased credit impaired loans and the timing of customer payments. The decrease of 407 basis points in our yield on purchased credit impaired loans was primarily due to a decrease in loan recovery income of $1.5 million for the nine months ended September 30, 2018, compared to the same period in 2017, as well as the lower yield on the purchased credit impaired portfolios acquired in our recent acquisitions, partially offset by an increase in gains on loan pool closings of $342,000. Our yield on loans, excluding purchased credit impaired loans, was 5.78% for the nine months ended September 30, 2018, compared to 5.12% for the same period in 2017, an increase of 66 basis points. The increase primarily resulted from a combination of higher rates on new loan originations and variable rate loans repricing at higher rates due to increases in index rates. The yield on our investment portfolio was 2.79% and 2.36% for the nine months ended September 30, 2018 and 2017, respectively. The increase of 43 basis points compared to the prior period was primarily driven by variable rate securities repricing at higher rates due to increases in index rates and the reinvestment of some cash flows from securities into higher yielding bonds as market rates have increased.

The average rate on interest-bearing liabilities was ..92% for the nine months ended September 30, 2018, an increase of 39 basis points from the same period in 2017. The average rate paid on interest-bearing deposits was .91% and .52% for the nine months ended September 30, 2018 and 2017, respectively. The increase of 39 basis points was primarily the result of an increase in the rate paid on savings and money market accounts, the assumption of higher-yielding internet time deposits in our acquisition of AloStar and a shift in the mix of interest-bearing deposits to time deposits. Also contributing to the increase in the rate paid on interest-bearing liabilities was a 48 basis point increase in the rate paid on other borrowings compared to the same period in 2017. Our cost of funds was 67 basis points for the nine months ended September 30, 2018, an increase of 29 basis points from the same period in 2017.

Average Balances, Net Interest Income, Yields and Rates

The following table shows our average balance sheet and our average yields on assets and average costs of liabilities for the periods indicated (dollars in thousands). We derive these yields by dividing annualized income or expense by the average balance of the corresponding assets or liabilities, respectively. We have derived average balances from the daily balances throughout the periods indicated.

	For the Three Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Interest-bearing deposits in other financial institutions	$244,697	$1,086	1.76%	$108,546	$218	.80%
Investment securities	830,282	5,831	2.79%	913,898	5,564	2.42%
Loans, excluding purchased credit impaired loans (1)(2)	3,499,883	51,581	5.85%	2,762,479	35,577	5.11%
Purchased credit impaired loans	140,649	8,154	23.00%	130,708	6,520	19.79%

Total earning assets	4,715,511	66,652	5.61%	3,915,631	47,879	4.85%

Total nonearning assets	269,280			263,100

Total assets	$4,984,791			$4,178,731

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction accounts	$650,995	$371	.23%	$580,090	$183	.13%
Savings & money market deposits	1,570,062	4,484	1.13%	1,383,326	2,180	.63%
Time deposits	704,879	2,501	1.41%	420,192	765	.72%
Brokered and wholesale time deposits	139,270	675	1.92%	49,675	132	1.05%
Other borrowings	23,689	8	.13%	57,988	110	.75%

Total interest-bearing liabilities	3,088,895	8,039	1.03%	2,491,271	3,370	.54%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	1,189,820			1,004,046
Other liabilities	43,964			44,794
Shareholders’ equity	662,112			638,620

Total liabilities and shareholders’ equity	$4,984,791			$4,178,731

Net interest income		$58,613			$44,509

Net interest spread			4.58%			4.31%
Net interest margin			4.93%			4.51%
Cost of funds			.75%			.38%

(1)	Includes average nonaccrual loans of $32.0 million and $8.0 million for the three months ended September 30, 2018 and 2017, respectively.
(2)

Reflects taxable equivalent adjustments using the federal statutory tax rate of 21% for all periods beginning on or after January 1, 2018, and 35% for all periods prior to January 1, 2018 in adjusting tax-exempt loan interest income to a fully taxable basis. The taxable equivalent adjustments included above are $28,000 and $177,000 for the three months ended September 30, 2018 and 2017, respectively.

	For the Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Interest-bearing deposits in other financial institutions	$157,185	$1,673	1.42%	$89,460	$402	.60%
Investment securities	867,979	18,092	2.79%	940,861	16,587	2.36%
Loans, excluding purchased credit impaired loans (1)(2)	3,480,516	150,504	5.78%	2,738,226	104,780	5.12%
Purchased credit impaired loans	154,274	20,695	17.94%	142,308	23,425	22.01%

Total earning assets	4,659,954	190,964	5.48%	3,910,855	145,194	4.96%

Total nonearning assets	272,921			275,733

Total assets	$4,932,875			$4,186,588

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction accounts	$635,121	$829	.17%	$589,189	$546	.12%
Savings & money market deposits	1,577,718	11,651	.99%	1,384,243	6,328	.61%
Time deposits	708,375	6,635	1.25%	438,025	2,333	.71%
Brokered and wholesale time deposits	118,595	1,682	1.90%	36,093	284	1.05%
Other borrowings	54,713	505	1.23%	86,242	487	.75%

Total interest-bearing liabilities	3,094,522	21,302	.92%	2,533,792	9,978	.53%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	1,140,834			977,390
Other liabilities	45,549			47,480
Shareholders’ equity	651,970			627,926

Total liabilities and shareholders’ equity	$4,932,875			$4,186,588

Net interest income		$169,662			$135,216

Net interest spread			4.56%			4.43%
Net interest margin			4.87%			4.62%
Cost of funds			.67%			.38%

(1)	Includes average nonaccrual loans of $20.8 million and $9.2 million for the nine months ended September 30, 2018 and 2017, respectively.
(2)

Reflects taxable equivalent adjustments using the federal statutory tax rate of 21% for all periods beginning on or after January 1, 2018, and 35% for all periods prior to January 1, 2018 in adjusting tax-exempt loan interest income to a fully taxable basis. The taxable equivalent adjustments included above are $91,000 and $448,000 for the nine months ended September 30, 2018 and 2017, respectively.

Rate/Volume Analysis on a Taxable Equivalent Basis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volumes. The following table reflects the effect that varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented (dollars in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2018 vs. 2017			September 30, 2018 vs. 2017
	Change Attributable to			Change Attributable to
	Volume	Rate	Total Increase (Decrease) (1)	Volume	Rate	Total Increase (Decrease) (1)
Interest income:
Loans	$10,388	$5,616	$16,004	$30,901	$14,823	$45,724
Loan accretion	522	1,112	1,634	1,856	(4,586)	(2,730)
Investment securities	(538)	805	267	(1,355)	2,860	1,505
Interest-bearing deposits in other financial institutions	441	427	868	452	819	1,271

Total interest income	10,813	7,960	18,773	31,854	13,916	45,770

Interest expense:
Deposits	1,020	3,751	4,771	2,719	8,587	11,306
Other borrowings	(43)	(59)	(102)	(219)	237	18

Total interest expense	977	3,692	4,669	2,500	8,824	11,324

Net interest income	$9,836	$4,268	$14,104	$29,354	$5,092	$34,446

(1)

Amounts shown as increase (decrease) due to changes in either volume or rate includes an allocation of the amount that reflects the interaction of volume and rate changes. This allocation is based on the absolute dollar amounts of change due solely to changes in volume or rate.

Provision for Loan and Lease Losses

The provision for loan and lease losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan and lease losses (ALLL) at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under U.S. generally accepted accounting principles. The determination of the amount of the ALLL is complex and involves a high degree of judgment and subjectivity. Our determination of the amount of the ALLL and corresponding provision for loan and lease losses considers ongoing evaluations of the credit quality and level of credit risk inherent in various segments of the loan portfolio, levels of nonperforming loans and charge-offs, statistical trends and economic and other relevant factors. Please see the discussion below entitled “Allowance for Loan and Lease Losses (ALLL)” under “Balance Sheet Review” for a description of the factors we consider in determining the amount of periodic provision expense to maintain this allowance.

Organic Loans

For the three months ended September 30, 2018 and 2017, we recorded a provision for loan and lease losses related to organic loans of $1.3 million and $1.0 million, respectively. For the nine months ended September 30, 2018 and 2017, we recorded provisions of $4.3 million and $3.3 million, respectively. The amount of provision for loan and lease losses recorded for organic loans was the amount required such that the total allowance for loan and lease losses reflected the appropriate balance, in management’s opinion, to sufficiently cover probable losses in the organic loan portfolio. This determination includes, but is not limited to, factors such as loan growth, asset quality, changes in loan portfolio composition, and national and local economic conditions.

Purchased Non-Credit Impaired Loans

We did not record an ALLL at acquisition for our purchased non-credit impaired loans because the loans were recorded at fair value based on a discounted cash flow methodology at the date of each respective acquisition. Subsequent to the purchase date, the ALLL for purchased non-credit impaired loans is evaluated quarterly similar to the method described above for organic loans, and if necessary, additional reserves are recognized in the ALLL. We recorded a provision for loan and lease losses related to purchased non-credit impaired loans of $800,000 for the three months ended September 30, 2018, compared to $345,000 for the three months ended September 30, 2017. We recorded a provision of $3.0 million and $816,000 for the nine months ended September 30, 2018 and 2017, respectively.

Purchased Credit Impaired Loans

Similar to our purchased non-credit impaired loans, we did not record an ALLL at acquisition for our purchased credit impaired loans as the loans were recorded at fair valued based on a discounted cash flow methodology at the date of each respective acquisition. We re-estimate expected cash flows on our purchased credit impaired loans on a quarterly basis. Subsequent decreases in the amount of cash expected to be collected from the borrower results in a provision for loan and lease losses and an increase in the ALLL. Subsequent significant increases in the amount of cash expected to be collected from the borrower results first in the reversal of any previously-recorded provision for loan and lease losses and related ALLL, and then as a prospective increase in the accretable discount on the purchased credit impaired loans. We recorded a provision for loan and lease losses related to purchased credit impaired loans of $109,000 for the three months ended September 30, 2018, compared to a negative provision for loan and lease losses on such loans of $885,000 for the three months ended September 30, 2017. We recorded a provision for loan and lease losses of $504,000 for the nine months ended September 30, 2018, compared to a negative provision for loan and lease losses of $869,000 for the nine months ended September 30, 2017.

Noninterest Income

Noninterest income for the three months ended September 30, 2018 totaled $9.7 million, up $56,000 from the same period in 2017. For the nine months ended September 30, 2018, noninterest income was $31.1 million, compared to $29.6 million for the same period in 2017, an increase of $1.5 million. The following table presents the components of noninterest income for the periods indicated (dollars in thousands):

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Service charges on deposits	$1,572	$1,575	$4,659	$4,513
Mortgage banking income	1,818	2,793	7,868	8,783
SBA income	1,401	1,464	3,845	4,625
Payroll and insurance income	1,667	1,487	5,035	4,400
ATM income	909	826	2,698	2,522
Bank-owned life insurance income	541	526	1,459	1,475
Gain on sale of investment securities	181	3	431	28
Other	1,649	1,008	5,121	3,271

Total noninterest income	$9,738	$9,682	$31,116	$29,617

Mortgage banking income decreased $975,000, or 34.9%, for the three months ended September 30, 2018 from the same period in 2017. For the nine months ended September 30, 2018, mortgage banking income decreased $915,000, or 10.4%, compared to the same period in 2017. In late September 2018, a majority of our mortgage employees were transferred to another financial institution that also acquired the mortgage pipeline associated with our mortgage business and assumed certain leases where our mortgage employees were located.

SBA income decreased $63,000, or 4.3%, for the three months ended September 30, 2018 from the same period in 2017. For the nine months ended September 30, 2018, SBA income decreased $780,000, or 16.9%, compared to the same period in 2017. The decreases for the three and nine months ended September 30, 2018 were primarily attributable to negative fair value adjustments on SBA servicing rights of $340,000 and $588,000, respectively, compared to the same periods in 2017. In addition, gains on sales of loans decreased $413,000 for the nine months ended September 30, 2018, compared to the same period in 2017. The reduction in gains on sales of loans for the nine months ended September 30, 2018 was primarily due to a reduction in the volume of loans sold, compared to the same period in 2017, as many loans are pending sale because the loan balances have not been fully drawn by the clients. These decreases were partially offset by increases in SBA servicing fees of $65,000 and $163,000 for the three and nine months ended September 30, 2018, compared to the same periods in 2017, and an increase in gains on sales of loans of $187,000 for the three months ended September 30, 2018.

Payroll and insurance income increased $180,000, or 12.1%, for the three months ended September 30, 2018 from the same period in 2017. For the nine months ended September 30, 2018, payroll and insurance income increased $635,000, or 14.4%, compared to the same period in 2017. The increase in both periods was primarily due to increases in the number of payroll customers and commissions on new insurance policies written.

Other noninterest income increased $641,000, or 63.6%, for the three months ended September 30, 2018, compared to the same period in 2017. For the nine months ended September 30, 2018, other noninterest income increased $1.9 million, or 56.6%, compared to the same period in 2017. The increases in other noninterest income were primarily attributable to $841,000 and $2.2 million in fee income on our asset based lending portfolio for the three and nine months ended September 30, 2018, respectively, that we acquired in our acquisition of AloStar in the third quarter of 2017. The fee income on asset based lending was partially offset by decreases in prepayment fees of $199,000 and $296,000 for the three and nine months ended September 30, 2018, respectively, compared to the same periods in 2017.

Noninterest Expense

Noninterest expense for the three months ended September 30, 2018 totaled $46.3 million, up $14.7 million from the same period in 2017. Noninterest expense for the nine months ended September 30, 2018 totaled $125.6 million, up $27.4 million from the same period in 2017.

The following table presents the components of noninterest expense for the periods indicated (dollars in thousands):

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Salaries and employee benefits	$23,166	$20,701	$73,487	$63,267
Occupancy and equipment	3,240	3,187	10,157	9,796
Data processing	2,808	2,587	8,400	7,608
Legal and professional fees	1,187	700	2,893	3,403
Merger-related expenses	10,967	135	14,832	2,742
Marketing	744	342	2,109	1,409
Federal deposit insurance premiums and other regulatory fees	528	407	1,617	1,202
Loan collection costs and OREO activity	(204)	181	(154)	(1,074)
Amortization of intangibles	655	701	1,960	2,094
Other	3,227	2,630	10,268	7,686

Total noninterest expense	$46,318	$31,571	$125,569	$98,133

Salaries and employee benefits expense increased $2.5 million, or 11.9%, and $10.2 million, or 16.2%, for the three and nine months ended September 30, 2018, respectively, from the same periods in 2017. These increases were primarily attributable to $2.8 million and $9.6 million in salaries and employee benefits costs, respectively, related to our acquisition of AloStar.

Data processing expenses increased $221,000, or 8.5%, and $792,000 or 10.4%, for the three and nine months ended September 30, 2018, respectively, from the same periods in 2017. These increases were primarily attributable to data processing expenses that we incurred related to our acquisition of AloStar and continued investments in our technology.

Legal and professional fees increased $487,000, or 69.6%, for the three months ended September 30, 2018, from the same period in 2017. The increase in legal and professional fees for the three months ended September 30, 2018 was primarily attributable to the closing of the transaction that transitioned the majority of our mortgage employees to another financial institution. For the nine months ended September 30, 2018, legal and professional fees decreased $510,000, or 15.0%, from the same period in 2017. The decrease in legal and professional fees for the nine months ended September 30, 2018 was primarily attributable to a support system project which we completed during the first quarter of 2017.

Marketing expenses increased $402,000, or 117.5%, and $700,000, or 49.7%, for the three and nine months ended September 30, 2018, respectively, from the same periods in 2017. The increases were primarily related to an increase in marketing campaigns across our market areas as well as an increase in sponsorships in the Atlanta market.

Loan collection costs and OREO activity, which are net of rental fees on OREO properties as well as gains and losses on OREO, decreased $385,000 for the three months ended September 30, 2018 compared to the same period in 2017. For the nine months ended September 30, 2018, loan collection costs and OREO activity increased $920,000, compared to the same period in 2017. The increase for the nine months ended was primarily attributable to an $876,000 decrease in gains on sale of OREO, as compared to the same period in 2017.

Merger-related expenses increased $10.8 million to $11.0 million for the three months ended September 30, 2018, compared to the same period in 2017, and increased $12.1 million to $14.8 million for the nine months ended September 30, 2018, compared to the same period in 2017. Merger-related expenses in 2018 were primarily attributable to our acquisition and integration of AloStar and our proposed merger with Cadence. Merger-related expenses in 2017 were related to our acquisitions and integrations of NBG Bancorp, Inc. and S Bankshares, Inc. These expenses include, among other things, liquidating damages from contract terminations, system conversion costs, severance, and professional fees. The increase in merger-related expenses for both the three and nine months ended September 30, 2018 was primarily attributable to $9.8 million related to the vesting of restricted stock in September 2018 upon receipt of shareholder approval for our proposed merger with Cadence.

Income Taxes

Income tax expense is comprised of both state and federal income tax expense. The effective tax rate was 9.3% and 34.5% for the three months ended September 30, 2018 and 2017, respectively. The effective tax rate was 19.6% and 34.6% for the nine months ended September 30, 2018 and 2017, respectively. The decrease in the effective tax rate for the three and nine months ended September 30, 2018 was primarily due to the reduction in the federal corporate tax rate from 35% to 21% effective January 1, 2018. The tax benefit related to the vesting of restricted stock also contributed to the reduction in the effective tax rate for both periods.

Balance Sheet Review

General

At September 30, 2018, we had total assets of approximately $4.9 billion, consisting principally of $2.8 billion in net organic loans, $722.4 million in net purchased non-credit impaired loans, $120.8 million in net purchased credit impaired loans, $786.9 million in investment securities and $207.9 million in cash and cash equivalents. Our liabilities at September 30, 2018 totaled $4.3 billion, consisting principally of $4.2 billion in deposits. At September 30, 2018, our shareholders’ equity was $664.2 million.

At December 31, 2017, we had total assets of approximately $5.0 billion, consisting principally of $2.3 billion in net organic loans, $1.0 billion in net purchased non-credit impaired loans, $171.9 million in net purchased credit impaired loans, $906.8 million in investment securities and $230.9 million in cash and cash equivalents. Our liabilities at December 31, 2017 totaled $4.3 billion, consisting principally of $4.2 billion in deposits. At December 31, 2017, our shareholders’ equity was $641.6 million.

Investments

Our investment portfolio consists of U.S. Government agency securities, municipal securities, nonagency mortgage-backed securities, U.S. Government sponsored agency mortgage-backed securities, asset-backed securities and corporate bonds. The composition of our portfolio reflects our investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of revenue. The portfolio also provides a balance to interest rate risk, while providing a vehicle for the investment of available funds, furnishing liquidity and supplying securities to pledge as required collateral. At September 30, 2018, we had $772.4 million in debt securities available-for-sale representing approximately 15.7% of total assets, compared to $872.5 million, or 17.6% of total assets, at December 31, 2017. The decrease in debt securities available-for-sale of $100.1 million, or 11.5%, from December 31, 2017 to September 30, 2018, was primarily due to cash flows from securities used to fund loan growth during the period. At September 30, 2018 and December 31, 2017, we had $13.0 million and $32.9 million, respectively, in debt securities held-to-maturity.

At September 30, 2018, $66.7 million, or 8.5%, of our debt securities were invested in securities of U.S. Government agencies, compared to $69.6 million, or 7.7%, at December 31, 2017. U.S Government agency securities consist of debt obligations issued by the Government Sponsored Enterprises or collateralized by loans that are guaranteed by the SBA and are, therefore, backed by the full faith and credit of the U.S. Government. At September 30, 2018, $507.8 million, or 64.7%, of our debt securities were invested in agency mortgage-backed securities, compared to $575.8 million, or 63.6%, at December 31, 2017. Agency mortgage-backed securities are securities that have been developed by pooling a number of real estate mortgages and are principally issued by “quasi-federal” agencies such as the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). The contractual monthly cash flows of principal and interest are guaranteed by the issuing agencies. Although investors generally assume that the federal government will support these agencies, it is under no obligation to do so. Other agency mortgage-backed securities are issued by Government National Mortgage Association (Ginnie Mae), which is a federal agency, and are guaranteed by the U.S. Government. The actual maturities of these mortgage-backed securities will differ from their contractual maturities because the loans underlying the securities can prepay.

At September 30, 2018, $82.7 million, or 10.5%, of our debt securities were invested in nonagency mortgage-backed securities, compared to $118.7 million, or 13.1%, at December 31, 2017. The underlying collateral consists of mortgages originated prior to 2006 with the majority being 2004 and earlier. None of the collateral is sub-prime and we own the senior tranche of each bond.

At September 30, 2018, $13.0 million, or 1.7%, of our debt securities were invested in asset-backed securities, compared to $22.7 million, or 2.5%, at December 31, 2017. Asset-backed securities currently consist of highly-rated collateralized loan obligations. The investment in this asset class was due to management’s decision to invest in securities with significant credit support and variable rate structures that could provide higher returns than other variable rate securities without adding significant risk. At September 30, 2018, $115.2 million, or 14.7%, of our debt securities were invested in corporate securities, compared to $118.5 million, or 13.1%, at December 31, 2017. Corporate securities currently consist of short duration debt and longer term financial institution subordinated debt securities. We evaluate and underwrite each issuer prior to purchase and periodically review the issuers after purchase.

The following tables are a summary of our debt portfolio at the dates indicated (dollars in thousands):

	September 30, 2018		December 31, 2017
Debt Securities Available-for-Sale	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Government securities	$67,700	$66,698	$70,203	$69,559
Residential mortgage-backed securities — nonagency	80,719	82,707	115,639	118,710
Residential mortgage-backed securities — agency	525,691	507,786	582,845	575,849
Corporate securities	114,779	115,178	107,115	108,337

Total investment securities available-for-sale	$788,889	$772,369	$875,802	$872,455

	September 30, 2018		December 31, 2017
Debt Securities Held-to-Maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Asset-backed securities	$13,000	$13,035	$22,692	$22,951
Corporate securities	—	—	10,160	10,400

Total investment securities available-for-sale	$13,000	$13,035	$32,852	$33,351

The following tables show contractual maturities and yields on our investments in debt securities at and for the period presented (dollars in thousands):

Debt Securities Available-for-Sale	Distribution of Maturities (1)
September 30, 2018	1 Year or Less	1-5 Years	5-10 Years	After 10 Years	Total
Amortized Cost (1):
U.S. Government securities	$28,017	$39,683	$—	$—	$67,700
Residential mortgage-backed securities — nonagency	—	—	282	80,437	80,719
Residential mortgage-backed securities — agency	4,168	63,372	105,393	352,758	525,691
Corporate securities	33,331	50,082	31,028	338	114,779

Total debt securities	$65,516	$153,137	$136,703	$433,533	$788,889

Fair Value (1):
U.S. Government securities	$27,802	$38,896	$—	$—	$66,698
Residential mortgage-backed securities — nonagency	—	—	290	82,417	82,707
Residential mortgage-backed securities — agency	4,157	61,565	101,718	340,346	507,786
Corporate securities	33,337	49,575	31,533	733	115,178

Total debt securities	$65,296	$150,036	$133,541	$423,496	$772,369

Weighted average yield (2):
Total debt securities	2.36%	1.88%	2.65%	2.94%	2.64%

Debt Securities Held-to-Maturity	Distribution of Maturities (1)
September 30, 2018	1 Year or Less	1-5 Years	5-10 Years	After 10 Years	Total
Amortized Cost (1):
Asset-backed securities	$—	$—	$4,000	$9,000	$13,000
Corporate securities	—	—	—	—	—

Total debt securities	$—	$—	$4,000	$9,000	$13,000

Fair Value (1):
Asset-backed securities	$—	$—	$3,998	$9,037	$13,035
Corporate securities	—	—	—	—	—

Total debt securities	$—	$—	$3,998	$9,037	$13,035

Weighted average yield (2):
Total debt securities	—%	—%	4.61%	4.55%	4.57%

(1)

The amortized cost and fair value of investments in debt securities are presented based on contractual maturities. Actual cash flows may differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

(2)	Average yields are based on amortized cost and presented on a fully taxable equivalent basis using a tax rate of 21%.

Loans

We had total net loans outstanding, including organic and purchased loans, of $3.6 billion and $3.5 billion at September 30, 2018 and December 31, 2017, respectively. Loans secured by real estate, consisting of commercial or residential property, are the principal component of our loan portfolio. Even if the principal purpose of the loan is not to finance real estate, when reasonable, we obtain a security interest in the real estate in addition to any other available collateral to increase the likelihood of ultimate repayment or collection of the loan.

Organic Loans

Organic loans increased $421.0 million, or 17.8%, to $2.8 billion at September 30, 2018 from December 31, 2017. The $421.0 million increase was a result of continued strong economic conditions and traction in focused lines of business. Also contributing to organic loan growth was the reclassification of purchased non-credit impaired and purchased credit impaired loans which renewed and met our current underwriting standards for organic loans.

Purchased Loans

Purchased non-credit impaired loans were $725.7 million at September 30, 2018, down $265.0 million, or 26.7%, from December 31, 2017. The decrease in purchased non-credit impaired loans from December 31, 2017 was primarily due to purchased non-credit impaired loans which were paid down or refinanced. Our purchased credit impaired loans decreased $50.9 million, or 29.0%, to $124.8 million at September 30, 2018 from December 31, 2017. Our purchased credit impaired loans decreased due to loans which were paid down or refinanced.

The following table summarizes the composition of our loan portfolio at the dates indicated (dollars in thousands):

	September 30, 2018					December 31, 2017
	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total Amount	% of Gross Total	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total Amount	% of Gross Total
Construction, land & land development	$480,530	$13,284	$6,281	$500,095	13.8%	$412,540	$25,908	$13,545	$451,993	12.8%
Other commercial real estate	939,258	186,556	60,910	1,186,724	32.6%	949,594	218,660	86,748	1,255,002	35.5%

Total commercial real estate	1,419,788	199,840	67,191	1,686,819	46.4%	1,362,134	244,568	100,293	1,706,995	48.3%

Residential real estate	238,292	61,141	30,037	329,470	9.1%	196,225	96,529	40,332	333,086	9.4%
Owner-occupied real estate	275,095	73,466	17,145	365,706	10.0%	260,273	118,294	20,803	399,370	11.3%
Commercial, financial & agricultural	758,897	390,097	10,300	1,159,294	31.9%	430,205	529,184	14,051	973,440	27.6%
Leases	30,410	—	—	30,410	.8%	52,396	—	—	52,396	1.5%
Consumer	64,361	1,197	77	65,635	1.8%	64,610	2,161	135	66,906	1.9%

Total gross loans receivable, net of deferred fees	2,786,843	725,741	124,750	3,637,334	100.0%	2,365,843	990,736	175,614	3,532,193	100.0%

Allowance for loan and lease losses	(27,427)	(3,389)	(3,973)	(34,789)		(24,039)	(995)	(3,716)	(28,750)

Total loans, net	$2,759,416	$722,352	$120,777	$3,602,545		$2,341,804	$989,741	$171,898	$3,503,443

Allowance for Loan and Lease Losses (ALLL)

The ALLL represents the amount that management believes is necessary to absorb probable losses inherent in the loan portfolio at the balance sheet date and involves a high degree of judgment and complexity. The ALLL is critical to the portrayal and understanding of our financial condition, liquidity and results of operations. The determination and application of the ALLL accounting policy involves judgments, estimates and uncertainties that are subject to change. Changes in these assumptions, estimates or the conditions surrounding them may have a material impact on our financial condition, liquidity and results of operations.

At September 30, 2018, our total ALLL for the loan portfolio was $34.8 million, an increase of $6.0 million compared to December 31, 2017. The ALLL reflected $1.8 million of net charge-offs and a $7.8 million provision for loan and lease losses on our total loan portfolio for the nine months ended September 30, 2018.

Organic loans

The ALLL on our organic loan portfolio is determined based on factors such as changes in the nature and volume of the portfolio, overall portfolio quality, delinquency trends, adequacy of collateral, loan concentrations, specific problem loans and economic conditions that may affect the borrowers’ ability to pay. The ALLL for organic loans consists of two components: a specific reserve and a general reserve. The specific reserve is representative of identified credit exposures that are readily predictable by the current performance of the borrower and the underlying collateral and relates to loans that are individually determined to be impaired. The general reserve is based on historical loss experience adjusted for current economic factors and relates to nonimpaired loans. Historical losses are adjusted by a qualitative analysis that reflects several key economic indicators such as gross domestic product, unemployment and core inflation as well as asset quality trends, rate risk and unusual events or significant changes in personnel, policies and procedures. The qualitative analysis requires judgment by management and is subject to continuous validation.

At September 30, 2018, our organic ALLL increased $3.4 million to $27.4 million, compared to $24.0 million at December 31, 2017. The increase in our organic ALLL at September 30, 2018 was driven by $4.3 million of provision for loan and lease losses charged to expense for the nine months ended September 30, 2018, primarily due to organic loan growth. Net charge-offs on organic loans for the nine months ended September 30, 2018, decreased $821,000 compared to the same period in 2017.

Purchased loans

We maintain an allowance for loan and lease losses on purchased loans based on credit deterioration after the acquisition date. In accordance with the accounting guidance for business combinations, we recorded no allowance for loan and lease losses on any of our purchased loans at the acquisition date because any credit deterioration evident in the loans was included in the determination of the fair value of the loans.

For purchased non-credit impaired loans, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value. For amortizing loans, the discount is accreted to interest income over the life of the loan on an effective yield basis. Purchase discounts on lines of credit accrete on a straight line basis over the life of the loan. After the purchase date, the method used to evaluate the sufficiency of the credit discount is similar to organic loans, and if necessary, additional reserves are recognized in the allowance for loan and lease losses. At September 30, 2018, our purchased non-credit impaired ALLL was $3.4 million, an increase of $2.4 million, compared to December 31, 2017. The increase in the purchased non-credit impaired ALLL was primarily due to lines of credits acquired in our acquisition of AloStar which accreted the discount on a straight line basis while the corresponding balances did not decline proportionately and a specific provision on one purchased non-credit impaired relationship which was downgraded during the quarter.

We determine the ALLL on our purchased credit impaired loan portfolio based on expected future cash flows. On the date of acquisition, management determines which purchased credit impaired loans are placed in homogeneous risk pools or reviewed specifically as part of the periodic cash flow re-estimation process. If a loan is placed in a pool, the overall performance of the pool will determine if any future ALLL is required.

The ALLL analysis on purchased credit impaired loans represents management’s estimate of the potential impairment of the acquired loans, or pools of acquired loans, after the original acquisition date. We established the purchased credit impaired ALLL due to additional credit deterioration in our purchased credit impaired loan portfolio after initial fair value estimates. Typically, decreased estimated cash flows result in impairment, while increased estimated cash flows result in a full or partial reversal of previously recorded impairment and potentially the calculation of a higher effective yield. The potentially higher yield is recorded as accretion income on our consolidated statements of income. If actual losses exceed the estimated losses, we record a provision for loan and lease losses on purchased credit impaired loans as an expense on our consolidated statements of income. If actual losses are less than our previously estimated losses, we reduce the purchased credit impaired ALLL by recording a negative provision for loan and lease losses on purchased credit impaired loans up to the amount of the ALLL previously recorded.

At September 30, 2018, our purchased credit impaired ALLL was $4.0 million, compared to $3.7 million at December 31, 2017. The provision for loan and lease losses charged to expense for the nine months ended September 30, 2018 was $504,000, compared to a negative provision for loan and lease losses of $869,000 for the same period in 2017. The increase in purchased credit impaired ALLL was primarily due to a decline in expected cash flows on a small number of specifically reviewed loans during the period. The overall purchased credit impaired loan portfolio continues to perform better than our initial projections at each applicable acquisition date, although the performance is not uniform across all asset classes within specifically reviewed loans and loan pools.

For organic loans and purchased non-credit impaired loans, the provision for loan and lease losses will be affected by the loss potential on distressed loans and trends in the delinquency of loans, nonperforming loans and net charge-offs, which may be higher than our historical experience. For purchased credit impaired loans, the provision for loan and lease losses will be most significantly influenced by differences in actual credit losses resulting from the resolution of purchased credit impaired loans from the estimated credit losses used in determining the estimated fair values of such purchased credit impaired loans as of their acquisition or re-estimation dates.

The following table summarizes the activity in our ALLL for the periods presented (dollars in thousands):

	Nine Months Ended September 30
	2018				2017
	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total	Organic Loans	Purchased Non-Credit Impaired Loans	Purchased Credit Impaired Loans	Total
Balance, at the beginning of period	$24,039	$995	$3,716	$28,750	$21,086	$439	$5,073	$26,598

Charge-offs:
Construction, land & land development	(9)	—	(33)	(42)	(187)	—	(14)	(201)
Other commercial real estate	(268)	(406)	(1)	(675)	(746)	(50)	(387)	(1,183)

Total commercial real estate	(277)	(406)	(34)	(717)	(933)	(50)	(401)	(1,384)

Residential real estate	(240)	(80)	(74)	(394)	(48)	(7)	(92)	(147)
Owner-occupied real estate	—	(249)	(133)	(382)	—	(80)	(452)	(532)
Commercial, financial & agricultural	(360)	(37)	—	(397)	(240)	(251)	(22)	(513)
Leases	(119)	—	—	(119)	(501)	—	—	(501)
Consumer	(165)	(4)	(6)	(175)	(266)	(9)	(4)	(279)

Total charge-offs	$(1,161)	$(776)	$(247)	$(2,184)	$(1,988)	$(397)	$(971)	$(3,356)

Recoveries:
Construction, land & land development	17	29	—	46	—	1	—	1
Other commercial real estate	4	1	—	5	—	—	—	—

Total commercial real estate	21	30	—	51	—	1	—	1

Residential real estate	24	18	—	42	9	5	—	14
Owner-occupied real estate	—	30	—	30	—	—	—	—
Commercial, financial & agricultural	156	42	—	198	71	32	—	103
Leases	37	—	—	37	176	—	—	176
Consumer	52	3	—	55	40	4	—	44

Total recoveries	$290	$123	$—	$413	$296	$42	$—	$338

Net (charge-offs) recoveries	(871)	(653)	(247)	(1,771)	(1,692)	(355)	(971)	(3,018)
Provision for loan and lease losses	4,259	3,047	504	7,810	3,315	816	(869)	3,262

Balance, at end of period	$27,427	$3,389	$3,973	$34,789	$22,709	$900	$3,233	$26,842

Allowance for loan and lease losses to loans	.98%	.47%	3.18%	.96%	.99%	.08%	1.59%	.75%

Ratio of net charge-offs (recoveries) to average loans outstanding	.04%	.10%	.21%	.07%	.10%	.10%	.91%	.14%

Allocation of Allowance for Loan and Lease Losses

The following table presents the allocation of the ALLL and the percentage of the total amount of loans in each loan category listed at the dates indicated (dollars in thousands):

	September 30, 2018		December 31, 2017
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Organic loans
Construction, land & land development	$4,488	13.2%	$3,987	11.7%
Other commercial real estate	6,999	25.8%	9,050	26.9%

Total commercial real estate	11,487	39.0%	13,037	38.6%

Residential real estate	2,486	6.6%	2,809	5.6%
Owner-occupied real estate	3,450	7.6%	2,075	7.4%
Commercial, financial & agricultural	8,951	20.9%	4,535	12.2%
Leases	345	0.8%	629	1.5%
Consumer	708	1.8%	954	1.8%

Total allowance for organic loans	$27,427	76.7%	$24,039	67.1%

Purchased Non-credit Impaired loans
Construction, land & land development	$104	0.4%	$133	0.7%
Other commercial real estate	244	5.1%	97	6.2%

Total commercial real estate	348	5.5%	230	6.9%

Residential real estate	256	1.7%	664	2.7%
Owner-occupied real estate	480	2.0%	88	3.3%
Commercial, financial & agricultural	2,303	10.7%	8	15.0%
Consumer	2	—%	5	0.1%

Total allowance for purchased non-credit impaired loans	$3,389	19.9%	$995	28.0%

Purchased Credit Impaired loans
Construction, land & land development	$645	0.2%	$743	0.4%
Other commercial real estate	1,148	1.7%	963	2.4%

Total commercial real estate	1,793	1.9%	1,706	2.8%

Residential real estate	1,165	0.8%	1,242	1.1%
Owner-occupied real estate	805	0.4%	718	0.6%
Commercial, financial & agricultural	210	0.3%	42	0.4%
Consumer	—	—%	8	—%

Total allowance for purchased credit impaired loans	$3,973	3.4%	$3,716	4.9%

Total allowance for loan and lease losses	$34,789	100.0%	$28,750	100.0%

Nonperforming Assets

Nonperforming assets consist of nonaccrual loans, troubled debt restructurings (“TDRs”), other real estate owned and foreclosed property. For organic and purchased non-credit impaired loans, management continuously monitors loans and transfers loans to nonaccrual status when they are 90 days past due.

We do not consider our purchased credit impaired loans acquired with evidence of deteriorated credit quality to be nonperforming assets as long as their cash flows continue to be estimable and probable of collection. Therefore, interest income is recognized through accretion of the difference between the carrying value of these loans and the present value of expected future cash flows. As a result, management has excluded purchased credit impaired loans from the table in this section.

Loans, other than purchased credit impaired loans, that are either (a) $500,000 or greater and that have been placed on nonaccrual, (b) less than $500,000 and 180 days past due or greater that have been placed on nonaccrual or (c) modified in a troubled debt restructuring, are considered impaired and are individually evaluated for impairment at either the observable market price of the loan, the present value of expected future cash flows or the fair value of the collateral less estimated costs to sell, if the loan is collateral dependent. The majority of these loans are collateral dependent and, therefore, are valued using the fair value of collateral method. The fair value of collateral is determined through a review of the appraised value and an assessment of the recovery value of the collateral through discounts related to various factors noted below. When a loan reaches nonaccrual status, we review the appraisal on file and determine if the appraisal is current and valid. A current appraisal is one that has been performed in the last twelve months, and a valid appraisal is one that we believe accurately and appropriately addresses current market conditions. If the appraisal is more than twelve months old or if market conditions have deteriorated since the last appraisal, we will order a new appraisal. In addition, we require a new appraisal at the time of foreclosure or repossession of the underlying collateral. Upon determining that an appraisal is both current and valid, management assesses the recovery value of the collateral, which involves the application of various discounts to the market value. These discounts may include the following: length of time to market and sell the property, as well as expected maintenance costs, insurance and taxes and real estate commissions on sale.

For nonaccrual organic impaired loans, we will record either a specific allowance or a charge-off against the ALLL if an impairment analysis indicates a collateral deficiency. For nonaccrual purchased non-credit impaired loans, if an impairment analysis indicates a collateral deficiency, a specific allowance or charge-off against the ALLL is recorded only if the collateral deficiency exceeds the fair value mark recognized at acquisition. The ALLL is evaluated at least quarterly to ensure it is sufficient to absorb all estimated credit losses in the loan portfolio given the facts and circumstances as of the evaluation date.

Loans, other than purchased credit impaired loans, that are nonperforming remain on nonaccrual status until the factors that previously indicated doubtful collectability on a timely basis no longer exist. Specifically, we look at the following factors before returning a nonperforming loan to performing status: documented evidence of debt service capacity; adequate collateral; and a minimum of six months of satisfactory payment performance.

Loan modifications on organic and purchased non-credit impaired loans constitute a troubled debt restructuring if we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrower that we would not otherwise consider. For loans that are considered troubled debt restructurings, we either compute the present value of expected future cash flows discounted at the original loan’s effective interest rate or we may measure impairment based on the observable market price of the loan or the fair value of the collateral when the troubled debt restructuring is deemed collateral dependent. We record the difference between the carrying value and fair value of the loan as a charge-off or valuation allowance, as the situation may warrant.

Loan modifications on purchased credit impaired loans accounted for within a pool under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, do not result in the removal of the loan from the pool even if the modification of the loan would otherwise be considered a troubled debt restructuring. At September 30, 2018, we did not have any purchased credit impaired loans classified as troubled debt restructurings.

Other real estate owned (OREO) consists of real estate acquired through foreclosure or a deed in lieu of foreclosure in satisfaction of a loan, OREO acquired in a business acquisition, and banking premises no longer used for a specific business purpose. Real estate obtained in satisfaction of a loan is initially recorded at the lower of the principal investment in the loan or the fair value of the collateral less estimated costs to sell at the time of foreclosure with any excess in loan balance charged against the allowance for loan and lease losses. OREO acquired in a business acquisition is recorded at fair value on Day 1 of the acquisition. Banking premises no longer used for a specific business purpose are transferred into OREO at the lower of their carrying value or fair value less estimated costs to sell with any excess in the carrying value charged to noninterest expense. For all fair value estimates of the real estate properties, management considers a number of factors such as appraised values, estimated selling prices, and current market conditions. Management periodically reviews the carrying value of OREO for impairment and adjusts the values as appropriate through noninterest expense. At September 30, 2018, OREO totaled $5.4 million, an increase of $4.5 million from December 31, 2017. The increase is mainly attributed to OREO acquired through foreclosure of loans receivable totaling $6.5 million.

The following table set forth our nonperforming assets at the dates indicated (dollars in thousands):

	September 30, 2018				December 31, 2017
Nonperforming Assets	Organic Assets	Purchased Non-Credit Impaired	Purchased Credit Impaired	Total	Organic Assets	Purchased Non-Credit Impaired	Purchased Credit Impaired	Total
Nonaccrual loans	$10,648	$22,207	$—	$32,855	$6,656	$5,821	$—	$12,477
Accruing TDRs	—	2,756	—	2,756	566	—	—	566

Total nonperforming loans	10,648	24,963	—	35,611	7,222	5,821	—	13,043
Other real estate owned	3,255	1,261	926	5,442	153	—	742	895

Total nonperforming assets	$13,903	$26,224	$926	$41,053	$7,375	$5,821	$742	$13,938

Nonperforming loans to total loans	.38%	3.44%	—%	.98%	.31%	.59%	—%	.37%
Nonperforming assets to total loans and other real estate owned	.50%	3.61%	.74%	1.13%	.31%	.59%	.42%	.39%

Nonperforming assets, defined as nonaccrual organic and purchased non-credit impaired loans, troubled debt restructurings and other real estate owned, totaled $41.1 million, or 1.13%, of total loans and other real estate owned at September 30, 2018, compared to $13.9 million, or .39%, at December 31, 2017. The $27.1 million increase in nonperforming assets is primarily related to $28.6 million in additions to nonaccrual loans and a $2.8 million addition to accruing troubled debt restructurings, respectively, partially offset by paydowns and charge-offs on existing nonperforming assets. The additions to nonaccrual loans was primarily attributable to one purchased non-credit impaired relationship totaling $18.8 million. The increase in OREO was primarily related to one property which was moved to OREO during the first quarter of 2018.

At September 30, 2018 and December 31, 2017, we did not have any organic or purchased non-credit impaired loans greater than 90 days past due and still accruing interest. At September 30, 2018 and December 31, 2017, a considerable portion of our purchased credit impaired loans were past due, including many that were 90 days or greater past due; however, as noted above, under ASC 310-30, our purchased credit impaired loans are classified as performing, even though they are contractually past due, as long as their cash flows and the timing of such cash flows are estimable and probable of collection.

The amount of interest that would have been recorded on organic and purchased non-credit impaired nonaccrual loans, had the loans not been classified as nonaccrual, totaled approximately $1.1 million for the nine months ended September 30, 2018. Interest income recognized on impaired loans totaled $1.6 million during the nine months ended September 30, 2018.

Potential problem loans are organic and purchased non-credit impaired loans which management has serious doubts as to the ability of the borrowers to comply with the present loan repayment terms. Potential problem loans not included in the nonperforming assets table above, consist of accruing, non-TDR organic and purchased non-credit impaired loans rated “Substandard” or “Doubtful,” and totaled $31.0 million, or .9%, of total organic and purchased non-credit impaired loans outstanding at September 30, 2018, compared to $13.9 million, or .4%, at December 31, 2017. The increase in potential problem loans from December 31, 2017 is primarily attributable to our asset-based lending. The majority of these loans were individually evaluated at September 30, 2018 for impairment with no resulting allowance for loan and lease loss.

Deferred Tax Asset

At September 30, 2018, we had $17.9 million in net deferred tax assets. Deferred tax assets are subject to an evaluation of whether it is more likely than not that they will be realized. In making such judgments, significant weight is given to evidence that can be objectively verified. Although realization is not assured, management believes the recorded deferred tax assets are fully recoverable based on the current forecast of taxable income that is sufficient to realize the net deferred tax assets. If we are unable to demonstrate that we can continue to generate sufficient taxable income in the near future, then we may not be able to conclude it is more likely than not that the benefits of the deferred tax assets will be fully realized and we may be required to recognize a valuation allowance against our deferred tax assets with a corresponding decrease in income.

Deposits

Total deposits at September 30, 2018 were $4.2 billion, a decrease of $56.2 million from December 31, 2017. Interest rates paid on specific deposit types are determined based on (a) interest rates offered by competitors, (b) anticipated amount and timing of funding needs, (c) availability and cost of alternative sources of funding, and (d) anticipated future economic conditions and interest rates. We regard our deposits as attractive sources of funding because of their stability and relative cost. Additionally, we regard our deposits as an important part of our overall client relationship, that provide us with opportunities to cross sell other services.

Noninterest-bearing deposits were $1.2 billion at September 30, 2018, representing 27.5% of total deposits. Noninterest-bearing deposits decreased $39.6 million from December 31, 2017 to September 30, 2018, primarily as a result of reductions in correspondent banking client balances of $30.6 million as we exited the clearing business during the first quarter. Average noninterest-bearing deposits increased $163.4 million, or 16.7%, for the nine months ended September 30, 2018 compared to the same period in 2017.

Our interest-bearing transaction accounts decreased $8.6 million from December 31, 2017 to September 30, 2018. The decrease was primarily due to a reduction in public fund balances compared to December 31, 2017. Interest-bearing deposits in savings and money market accounts decreased $98.8 million from December 31, 2017, primarily resulting from reductions in balances of a small number of relationships. Time deposits, excluding brokered and wholesale, decreased $7.2 million from December 31, 2017, primarily as a result of a reduction in internet time deposits acquired in our acquisition of AloStar.

The following table shows the composition of deposits at the dates indicated (dollars in thousands):

	September 30, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
Noninterest-bearing demand deposits	$1,151,511	27.5%	$1,191,106	28.1%
Interest-bearing transaction accounts	679,599	16.2%	688,150	16.2%
Savings and money market deposits	1,527,399	36.5%	1,626,238	38.3%
Time deposits	707,950	16.9%	715,133	16.9%
Brokered and wholesale time deposits	120,455	2.9%	22,508	.5%

Total deposits	$4,186,914	100.0%	$4,243,135	100.0%

The following table shows the average balance amounts and the average rates paid on deposits held by us for the periods indicated (dollars in thousands):

	Nine Months Ended September 30
	2018		2017
	Average Amount	Average Rate	Average Amount	Average Rate
Noninterest-bearing demand deposits	$1,140,834	—%	$977,390	—%
Interest-bearing transaction accounts	635,121	.17%	589,189	.12%
Savings and money market deposits	1,577,718	.99%	1,384,243	.61%
Time deposits	708,375	1.25%	438,025	.71%
Brokered and wholesale time deposits	118,595	1.90%	36,093	1.05%

Total deposits	$4,180,643		$3,424,940

Capital Resources

We believe that our capital base is adequate to support our activities in a safe manner while at the same time attempting to maximize shareholder returns. At September 30, 2018, shareholders’ equity was $664.2 million, or 13.5% of total assets, compared to $641.6 million, or 12.9% of total assets, at December 31, 2017. The increase in shareholders’ equity was primarily attributable to our net income, partially offset by the vesting of restricted stock and dividends declared during the nine months ended September 30, 2018.

Federal regulations impose minimum regulatory capital requirements on all institutions with deposits insured by the FDIC. The Federal Reserve Board imposes similar capital regulations on bank holding companies. On January 1, 2015, the U.S. Basel III final rule replaced the existing Basel I-based approach for calculating risk-weighted assets. Basel III introduced a new minimum ratio of common equity Tier 1 capital (CET1) and raised the minimum ratios for Tier 1 capital, total capital, and Tier 1 leverage. The final rule emphasizes common equity Tier 1 capital and implements strict eligibility criteria for regulatory capital instruments and improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The methods for calculating the risk-based capital ratios have changed and will change as the provisions of the Basel III final rule related to the numerator (capital) and denominator (risk-weighted assets) are fully phased in by January 1, 2019. The ongoing methodological changes will result in differences in the reported capital ratios from one reporting period to the next that are independent of applicable changes in the capital base, asset composition, off-balance sheet exposures or risk profile. In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets. Implementation of the new capital and liquidity standards did not and is not expected to significantly impact the Company or State Bank because our current capital levels materially exceed those required under the new rules.

The minimum regulatory capital ratios and ratios to be considered well-capitalized under prompt corrective action provisions at the both September 30, 2018 and December 31, 2017 are presented in the table below:

Capital Ratio Requirements	Minimum Requirement	Well-capitalized (1)
CET1 capital ratio	4.50%	6.50%
Tier 1 risk-based capital ratio	6.00%	8.00%
Total risk-based capital ratio	8.00%	10.00%
Tier 1 leverage ratio	4.00%	5.00%

(1)	The prompt corrective action provisions are only applicable at the bank level.

At September 30, 2018 and December 31, 2017, the Company and State Bank exceeded all regulatory capital adequacy requirements to which they were subject. The following table shows the Company’s and State Bank’s regulatory capital ratios at the dates indicated:

	September 30, 2018	December 31, 2017
Company
Tier 1 leverage ratio	11.85%	11.24%
CET1 capital ratio	12.89	12.61
Tier 1 risk-based capital ratio	12.89	12.61
Total risk-based capital ratio	13.66	13.28
State Bank
Tier 1 leverage ratio	10.54%	9.90%
CET1 capital ratio	11.45	11.10
Tier 1 risk-based capital ratio	11.45	11.10
Total risk-based capital ratio	12.22	11.77

Regulatory policy statements generally provide that bank holding companies should pay dividends only out of current operating earnings and that the level of dividends must be consistent with current and expected capital requirements. Dividends received from State Bank have been our primary source of funds available for the payment of dividends to our shareholders. Federal and state banking laws and regulations restrict the amount of dividends subsidiary banks may distribute without prior regulatory approval. During the quarter ended September 30, 2018, State Bank declared and paid a $24.0 million dividend to the Company. At September 30, 2018, State Bank had no capacity to pay dividends to the Company without prior regulatory approval.

At September 30, 2018, the Company had $65.1 million in cash and due from bank accounts, which could be used for additional capital as needed by State Bank, payment of holding company expenses, payment of dividends to shareholders, or for other corporate purposes.

Off-Balance Sheet Arrangements

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee by the borrower. At September 30, 2018, unfunded commitments to extend credit were $1.1 billion. A significant portion of the unfunded commitments related to commercial and residential real estate construction, commercial lines of credit, including asset based lending and lender finance loans, and consumer equity lines of credit. Based on experience, we anticipate that a significant portion of these lines of credit will not be funded. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At September 30, 2018, there were commitments totaling approximately $12.6 million under letters of credit. The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Because most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

Except as disclosed in Note 11 to our consolidated financial statements located in Part I, Item 1 of this Quarterly Report on Form 10-Q, we are not involved in off-balance sheet contractual relationships or commitments, unconsolidated related entities that have off-balance sheet arrangements, or other off-balance sheet transactions that could result in liquidity needs that significantly impact earnings.

Contractual Obligations

In the normal course of business, we have various outstanding contractual obligations that will require future cash outflows. The following table presents our largest contractual obligations (dollars in thousands):

		Payments Due by Period
September 30, 2018	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Contractual Obligations:
Time deposits, including accrued interest payable	$832,952	$654,672	$166,203	$12,077	$—
Operating lease obligations	17,998	3,661	6,515	6,409	1,413

Total contractual obligations	$850,950	$658,333	$172,718	$18,486	$1,413

Liquidity

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds to meet the operating, capital and strategic needs of the Company and State Bank. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions. Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of certainty.

The asset portion of the balance sheet provides liquidity primarily through scheduled payments, maturities and repayments of loans and investment securities. Cash and short-term investments such as federal funds sold and interest-bearing deposits with other banks are also sources of funding.

At September 30, 2018, our liquid assets, which consist of cash and amounts due from banks, interest-bearing deposits in other financial institutions and federal funds sold, amounted to $207.9 million, or 4.2% of total assets, compared to $230.9 million, or 4.7% of total assets, at December 31, 2017. The decrease in our liquid assets was primarily due to organic loan growth. Our debt securities available-for-sale at September 30, 2018 were $772.4 million, or 15.7% of total assets, compared to $872.5 million, or 17.6% of total assets, at December 31, 2017. Debt securities with an aggregate fair value of $187.2 million and $116.1 million at September 30, 2018 and December 31, 2017, respectively, were pledged to secure public deposits and repurchase agreements. The increase in our pledged securities was due to increases in public funds and repurchase agreements. An increase in our pledging requirements under the Georgia Secure Deposit Program also contributed to the increase in pledged securities.

The liability portion of the balance sheet serves as our primary source of liquidity. We plan to meet our future cash needs through the generation of deposits. Customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. At September 30, 2018, customer deposits, excluding brokered deposits and time deposits greater than $250,000, were 111.9% of net loans, compared with 116.2% at December 31, 2017. We maintain ten federal funds lines of credit with correspondent banks totaling $200.0 million. We are also a member of the Federal Home Loan Bank of Atlanta (FHLB), from which we can borrow for leverage or liquidity purposes. The FHLB requires that securities and qualifying loans be pledged to secure any advances. At September 30, 2018, we had no advances from the FHLB and a remaining credit availability of $97.3 million. In addition, we maintain a $625.7 million line with the Federal Reserve Bank’s discount window that is secured by certain loans from our loan portfolio.

Asset/Liability Management

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arise from interest rate risk inherent in our lending, investing, deposit gathering and borrowing activities. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business. Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse effects on earnings from changes in market interest rates. Our Risk Committee monitors and considers methods of managing exposure to interest rate risk and is responsible for maintaining the level of interest rate sensitivity of our interest-sensitive assets and liabilities within Board-approved limits.

Interest rate sensitivity is a function of the repricing characteristics of the portfolio of assets and liabilities. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time-frame that minimizes the changes in net interest income.

In the event of a shift in interest rates, management may take certain actions intended to mitigate negative impacts on net interest income or to maximize positive impacts on net interest income. These actions may include, but are not limited to, restructuring of interest-earning assets and interest-bearing liabilities, seeking alternative funding sources or investment opportunities, modifying the pricing or terms of loans and deposits, and using derivatives.

Through the use of derivatives designated as hedging instruments, we seek to efficiently manage the interest rate risk identified in specific assets and liabilities on our balance sheet. At September 30, 2018, we had interest rate swaps with aggregate notional amounts of $115.4 million. The fair value of the derivative financial assets designated as hedging instruments was $4.7 million at September 30, 2018, compared to $2.0 million at December 31, 2017. The fair value of the derivative financial liabilities designated as hedging instruments was $0 at September 30, 2018, compared to $116,000 at December 31, 2017. The change in the values of our derivatives was directly related to changes in the index rates. Note 8 to our consolidated financial statements located in Part I, Item 1 of this Quarterly Report on Form 10-Q provides additional information on these contracts.

We regularly review our exposure to changes in interest rates. Among the factors we consider are changes in the mix of interest-earning assets and interest-bearing liabilities, interest rate spreads and repricing periods. Our Risk Committee reviews, on at least a quarterly basis, our interest rate risk position. The primary tool used to analyze our interest rate risk and interest rate sensitivity is an earnings simulation model.

This earnings simulation model projects a baseline net interest income (assuming no changes in interest rate levels) and estimates changes to that baseline net interest income resulting from changes in interest rate levels. We rely primarily on the results of this model in evaluating our interest rate risk. This model incorporates a number of additional factors including: (1) the expected exercise of call features on various assets and liabilities, (2) the expected rates at which various rate-sensitive assets and rate-sensitive liabilities will reprice, (3) the expected growth in various interest-earning assets and interest-bearing liabilities and the expected interest rates on new assets and liabilities, (4) the expected relative movements in different interest rate indexes which are used as the basis for pricing or repricing various assets and liabilities, (5) existing and expected contractual cap and floor rates on various assets and liabilities, (6) expected changes in administered rates on interest-bearing transaction, savings, money market and time deposit accounts and the expected impact of competition on the pricing or repricing of such accounts, (7) cash flow and accretion expectations from purchased credit impaired loans, and (8) other relevant factors. Inclusion of these factors in the model is intended to more accurately project our expected changes in net interest income resulting from interest rate changes. We typically model our changes in net interest income assuming interest rates go up 100 basis points, up 200 basis points, down 100 basis points and down 200 basis points. We also model more extreme rises in interest rates (e.g. up 500 basis points). For purposes of this model, we have assumed that the changes in interest rates are instantaneously shocked up or down. While we believe this model provides a reasonably accurate projection of our interest rate risk, the model includes a number of assumptions and predictions which may or may not be correct and may impact the model results. These assumptions and predictions include inputs to compute baseline net interest income, growth rates, expected changes in administered rates on interest-bearing deposit accounts, competition and a variety of other factors that are difficult to accurately predict. Accordingly, there can be no assurance the earnings simulation model will accurately reflect future results.

The following table presents the earnings simulation model’s projected impact of a change in interest rates on the projected baseline net interest income for the 12-month period commencing October 1, 2018. Based on the simulation run at September 30, 2018, annual net interest income would be expected to increase approximately 5.69%, if rates increased from current rates by 100 basis points. If rates increased 200 basis points from current rates, net interest income is projected to increase approximately 11.17%. If rates decreased 100 basis points from current rates, net interest income is projected to decrease approximately 6.04%. The change in interest rates assumes parallel shifts in the yield curve and does not take into account changes in the slope of the yield curve. The small increase in asset sensitivity at September 30, 2018 were primarily due to changes in our deposit mix.

	% Change in Projected Baseline Net Interest Income
Shift in Interest Rates (in basis points)	September 30, 2018	December 31, 2017
+200	11.17%	10.66%
+100	5.69	5.38
-100	(6.04)	(7.93)
-200	Not meaningful	Not meaningful

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

The information required by Item 305 of Regulation S-K is contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this Quarterly Report on Form 10-Q under the heading “Asset/Liability Management,” which information is incorporated herein by reference.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

Based on management’s evaluation, with the participation of the Chief Executive Officer and Chief Financial Officer, as of September 30, 2018, the end of the period covered by this report, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) were effective to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls

There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

The design of any system of controls and procedures is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any system will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.